Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

SILVERCREST ASSET MANAGEMENT GROUP LLC,

JAMISON, EATON & WOOD, INC.

And

THE PRINCIPALS

And, For Limited Purposes,

SILVERCREST L.P.

And

SILVERCREST ASSET MANAGEMENT GROUP INC.

Dated as of March 30, 2015

A/76602623.8

LIST OF EXHIBITS

Exhibit A - Form of Additional Partner Certificate

Exhibit B - Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit C - Form of Principals Notes

Exhibit D - Form of Seller Note

Exhibit E - Form of Subscription Agreement

Exhibit F - Form of Tax Escrow Agreement

Exhibit G-1 - Form of Affirmative Consent

Exhibit G-2 - Form of Negative Consent

Exhibit H - Form of Follow-up Notice (Negative Consent Clients)

Exhibit I - Form of Opinion of Counsel to Seller and the Principals

Exhibit J - Form of Release

A/76602623.8

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of March 30, 2015, by and among Silvercrest Asset Management Group LLC, a Delaware limited liability company (“Buyer”), Jamison Eaton & Wood, Inc., a New Jersey corporation (“Seller”), Keith Wood, an individual residing at 170 Lees Hill Road, Basking Ridge, New Jersey 07920 (“Wood”), Ernest Cruikshank, III, an individual residing at 29 Wilson Road, Princeton, New Jersey 08540 (“Cruikshank”), William F. Gadsden, an individual residing at 15 Montview, Short Hills, New Jersey 07078 (“Gadsden”), and Frederick E. Thalmann, Jr., an individual residing at 17 Belmont Court, Pittstown, New Jersey 08867 (“Thalmann” and, together with Wood, Cruikshank and Gadsden, the “Principals”), and, for the limited purposes set forth herein, each of Silvercrest Asset Management Group Inc., a Delaware corporation (“SAMG”), and Silvercrest L.P., a Delaware limited partnership (“Silvercrest”).  Capitalized terms used in this Agreement and not otherwise defined have the meanings specified in Section 1.1.

W I T N E S S E T H:

WHEREAS, Seller is an investment adviser providing Investment Services to various Clients (the “Business”);

WHEREAS, the Principals own a majority of the issued and outstanding capital stock of Seller (as defined below);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms, and subject to the conditions, set forth in this Agreement, substantially all of the assets of Seller relating to the Business, including substantially all of the assets held in connection with, necessary for, or material to the Business and the operations thereof;

WHEREAS, the Principals desire to sell to Buyer, and Buyer desires to purchase from the Principals, on the terms, and subject to the conditions, set forth in this Agreement, all of the personal goodwill of the Principals relating to the Business; and

WHEREAS, SAMG is the general partner of Silvercrest which is the sole member of Buyer.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Definitions of Certain Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

“Accounting Firm” means a firm of certified public accountants of national standing mutually agreed upon by Buyer, on the one hand, and Seller and the Principals, on the other hand

(which agreement shall not be unreasonably withheld, conditioned or delayed), within five (5) Business Days after the date of a request to refer a matter to such a firm.

“Accounts Receivable” means (i) all trade accounts and fees receivable and rights to payment, including for services rendered, (ii) all other accounts or notes receivable, (iii) all bonds and other evidences of Indebtedness, (iv) the full benefit of all security for any of the foregoing, and (v) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” has the meaning ascribed thereto in Section 2.1.

“Acquired Corporate Goodwill” has the meaning ascribed thereto in Section 2.1(a).

“Acquired Personal Goodwill” has the meaning ascribed thereto in Section 2.7(a).

“Acquisition Proposal” has the meaning ascribed thereto in Section 5.3(c)(i).

“Additional Partner Certificate” means the additional partner certificate, which includes joinder signature pages to the Exchange Agreement, Silvercrest Limited Partnership Agreement, Tax Receivable Agreement and Resale and Registration Rights Agreement, in the form attached hereto as Exhibit A.

“Advisers Act” means the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.  As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (i) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person or (ii) otherwise direct the management policies of such Person by contract or otherwise.

“Affirmative Consent Client” has the meaning ascribed thereto in Section 5.3(e)(i).

“Aggregate Closing Purchase Price” means the aggregate purchase price represented by the sum of the Seller Closing Cash Payment, the dollar value of the Equity Consideration as of the Closing Date, the principal amount of the Seller Note and the aggregate principal amount of the Principals Notes.

“Aggregate Principals Closing Purchase Price” means the aggregate purchase price paid as consideration for Buyer’s purchase of the Acquired Personal Goodwill represented by the sum of the dollar value of the Equity Consideration as of the Closing Date, the aggregate principal amount of the Principals Notes and the aggregate Earnout Payments paid to the Principals.

“Aggregate Seller Closing Purchase Price” means the aggregate purchase price represented by the sum of the Seller Closing Cash Payment and the principal amount of the Seller Note.

“Aggregate Closing Purchase Price Reduction” has the meaning ascribed thereto in Section 2.8(b).

“Agreement” has the meaning ascribed thereto in the Preamble.

“Applicable Law” means, for any Person at any time of determination, any constitution, statute, law (including the common law and equity), ordinance, rule, regulation or administrative interpretation or any judgment, decree, order, policy, guidelines, notice, communication or other requirement, governmental permit, license, certificate of authority, order or approval (including any of a Self-Regulatory Organization) to which such Person or any of its properties is subject at such time.

“Assumed Liabilities” has the meaning ascribed thereto in Section 2.3.

“AUM” means at any time, assets of any Client that at such time are under management by Seller, as advisor or subadvisor, and with respect to which Seller is entitled to receive investment management and/or investment advisory fees (including subadvisory fees).

“Base 2015 Pro Forma Revenue” means six million twenty-nine thousand dollars ($6,029,000).

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

“Books and Records” means all administrative and policy manuals, customer lists (including, for each customer, names, addresses and contact information, investments, products purchased from or through the resources of any of the Business, and premium, expiration and renewal information with respect thereto), account information, information relating to security holdings, performance records, creative materials, marketing materials, sales records, accounting records, personnel files or related records of any Transferred Employee (including Form I-9, the official personnel file, time and attendance records, performance management, compensation, supervisor and departmental files), all employee manuals and handbooks, records relating to Taxes and Tax Returns, documentation constituting or relating to any Compensation and Benefits Plan, employment policy statements, employment customs and practices, internal regulations, policies and procedures, compliance manuals, supplier lists, and all other books, records, data, studies, reports, correspondence and documents that pertain to the Business or are used by Seller to provide Investment Services or any other services (in each case, in any form or medium), of the Business, including the records required to be preserved by investment advisers pursuant to Rule 204-2 under the Advisers Act; provided, that “Books and Records” shall not include (i) personnel files for employees of Seller who are not Transferred Employees, (ii) duplicate copies of such files as Seller may be required to maintain under Applicable Law, including laws relating to privacy, (iii) documents which Seller is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party, and (iv) any documents primarily related to any Excluded Asset.

“Business” has the meaning ascribed thereto in the Preamble; provided, however, that, following the Closing, “Business” shall mean Seller’s business of providing Investment Services to various Clients as operated by Buyer.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in New York are authorized or required by law to close.

“Buyer” has the meaning ascribed thereto in the Preamble.

“Buyer Indemnified Person” has the meaning ascribed thereto in Section 8.1(a).

“Buyer’s Knowledge” means the actual knowledge of Richard R. Hough III, David J. Campbell and Scott A. Gerard, or any of them, after due inquiry.

“Clients” means, collectively, as of any date, the clients to which Seller provides Investment Services on such date (whether on a discretionary, non-discretionary or other basis, and whether by providing model portfolios, recommendations or other advice, and whether as adviser, subadviser or otherwise).

“Client Consent” means Consents received from Clients to the transactions contemplated by the Transaction Documents in accordance with Section 5.3(e) (including Consents of new Clients of Seller between the date of this Agreement and the Closing Date which are granted in accordance with Section 5.3(e) or Investment Contracts containing the required Consent signed by those new Clients) which Consent has not been withdrawn or modified as of the Closing Date.  A Client Consent shall not be treated as being given by any Client who has indicated it would act in any manner set forth in Section 5.3(e)(iii)(C).

“Closing” has the meaning ascribed thereto in Section 2.11.

“Closing Cash Target” means an amount equal to the excess of (a) the product of (i) the revenue of Seller for the calendar quarter beginning on April 1, 2015 and ending on June 30, 2015 and (ii) a fraction the numerator of which is the number of days in the period beginning with the Closing Date and ending on June 30, 2015 and the denominator of which is 91 over (b) the product of (A) the prepaid expenses of Seller for the calendar quarter beginning on April 1, 2015 and ending on June 30, 2015 and (ii) a fraction the numerator of which is the number of days in the period beginning with the Closing Date and ending on June 30, 2015 and the denominator of which is 91.

“Closing Condition Certificate” has the meaning ascribed thereto in Section 5.3(h)(i).

“Closing Date” has the meaning ascribed thereto in Section 2.11.

“Closing Date 2015 Pro Forma Revenue” means, as of the Business Day immediately preceding the Closing Date, the aggregate amount, without duplication, of all investment management or similar fees for each account of each Client that has delivered a Client consent payable to Seller pursuant to the relevant Investment Contract (excluding, for the avoidance of doubt, Performance Fees), determined by multiplying the AUM for each such account at such date by the applicable annual fee rates for all such fees for such account in effect on such date, minus (a) advisory fee waivers then in effect with respect to each such Client, (b) expenses reimbursed during the twelve months prior to such date with respect to such Client, unless such expense reimbursements have been repaid by such Client, (c) for those accounts for which any Supplemental Payments are based on a percentage of AUM or a percentage of investment management or similar fees, the percentage of such fees that are payable as such Supplemental Payments, and (d) any other Supplemental Payments paid with respect to such Client during the twelve months prior to such date, all as calculated in good faith and in a manner consistent with the historical practices of Seller.

“COBRA” has the meaning ascribed thereto in Section 3.1(t)(vii).

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor to such code.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as the same may be amended from time to time, and any successor to such act.

“Commodity Futures Trading Commission” means the federal regulatory agency charged and empowered under the Commodity Exchange Act.

“Compensation and Benefit Plans” has the meaning ascribed thereto in Section 3.1(t)(ii).

“Compensation Pool” has the meaning ascribed thereto in Section 5.1(c).

“Confidential Information” has the meaning ascribed thereto in Section 5.3(d)(i)(A).

“Confidentiality Agreement” means the Non-Disclosure Agreement by and between Seller and Buyer, dated as of March 3, 2014.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, lease or other commitment, whether oral or written, to which such Person or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject.

“Covered Person” has the meaning ascribed thereto in Section 3.1(ee).

“Cruikshank” has the meaning ascribed thereto in the Preamble.

“Deficiency” has the meaning ascribed thereto in Section 2.5.

“Determination Date” has the meaning ascribed thereto in Section 2.10(c)(i).

“Disruptive Market Event” means any decline of more than twenty percent (20%) occurring in the Russell 3000 or Barclay’s Aggregate Index (price only) over any twelve (12) month rolling period.

“Division” has the meaning ascribed thereto in Section 2.5.

“Division Tax Claim” has the meaning ascribed thereto in Section 2.5.

“Division Taxes” has the meaning ascribed thereto in Section 2.5.

“Earnout Payments” has the meaning ascribed thereto in Section 2.10(a)(iii).

“Earnout Suspension” has the meaning ascribed thereto in Section 2.10(d).

“EBITDA” means, for any fiscal period, net income attributable to the Business, if any, for such period as determined in accordance with GAAP without giving effect to (a) revenues derived from Performance Fees; (b) Transferred Buyer Revenue; (c) non-recurring revenues and expenses which are incurred other than in the ordinary course of business; and (d) earnings on cash balances determined to be in excess of the Business’ normal operating cash requirements, adjusted by adding thereto, without duplication, the amount of (i) Incremental Revenues; (ii) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Business, if any, for such period; (iii) provision for Taxes based on income and foreign withholding Taxes for the Business, if any, for such period; and (iv) all depreciation and amortization expense of the Business, if any, for such period.  For the avoidance of doubt, Buyer may allocate to the Business overhead expenses of Buyer (including legal, accounting, financial, human resources, administration, recordkeeping, information technology, billing and collection and compliance expenses) for any fiscal period in the same manner as such expenses have been customarily allocated by Buyer to other of its portfolio managers and such allocated overhead expenses shall be included as an expense in the calculation of the net income attributable to the Business for such fiscal period.  Notwithstanding the foregoing, for purposes of calculating EBITDA for any fiscal year, (i) the aggregate expenses of the Business (excluding compensation related expenses) shall not exceed twenty-five percent (25%) of the revenue of the Business for such fiscal year (and if calculating EBITDA for a shorter fiscal period, the aggregate expenses of the Business (excluding compensation related expenses) shall not exceed twenty-five percent (25%) of the revenue of the Business for such fiscal period), unless otherwise approved by the Principals and (ii) none of the compensation costs of Buyer personnel providing support to the Business or any personnel hired after the Closing Date by Buyer for the Business shall be included in calculating the EBITDA of the Business, unless otherwise approved by the Principals.

“EGTRRA” has the meaning ascribed thereto in Section 3.1(t)(iii).

“Equity Consideration” has the meaning ascribed thereto in Section 2.7(c).

“ERISA” has the meaning ascribed thereto in Section 3.1(t)(iii).

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.1(t)(v).

“ERISA Client” has the meaning ascribed thereto in Section 3.1(j)(vii).

“Estimated Closing Certificate” has the meaning ascribed thereto in Section 2.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

“Exchange Agreement” means that certain Exchange Agreement, dated as of June 26, 2013, by and among SAMG, Silvercrest and the Class B Partners (as defined therein) party thereto.

“Excluded Assets” has the meaning ascribed thereto in Section 2.2.

“Excluded Liabilities” has the meaning ascribed thereto in Section 2.4.

“Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“FINRA” means the Financial Industry Regulatory Authority and any successor Self-Regulatory Organization.

“Fund” means any investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, hedge fund or other pooled investment vehicle, whether or not registered under the Investment Company Act or Securities Act (or similar provisions of Applicable Law of any jurisdiction other than the United States).

“GAAP” means United States generally accepted accounting principles.

“Gadsden” has the meaning ascribed thereto in the Preamble.

“Governmental Approval” means a Consent of, with or to a Governmental Authority or Self-Regulatory Organization (including the expiration of any waiting or other time period required to pass before such Consent may be assumed or relied on).

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, department, board, instrumentality, agency, court, tribunal, arbitrator, commission or other entity.

“Incremental Revenue” means the excess of the Transferred Buyer Revenue over the revenue that would have been generated by the Transferred Assets if such assets had not been transferred to the Business.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, excluding current trade payables incurred in the ordinary course of business consistent with past practice, but including, (i) all obligations of that Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (ii) all indebtedness of that Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien; (iii) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (iv) any liability of that Person in respect of banker’s acceptances or letters of credit and (v) all indebtedness referred to above which is directly or indirectly guaranteed by that Person or which that Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any Buyer Indemnified Person or Seller Indemnified Person.

“Indemnifying Party” has the meaning ascribed thereto in Section 8.4(a).

“Initial Notice” has the meaning ascribed thereto in Section 5.3(e)(i).

“Intellectual Property” means (i) registered and unregistered United States and foreign trademarks, service marks, trade names, trade dress, copyrights, Internet domain names, web sites, email addresses, telephone numbers (including 800/888 or similar numbers) and similar rights (including registrations and applications to register, or renew the registration of, any of these); (ii) United States and foreign letters patent and patent applications; (iii) inventions, processes, designs, formulae, trade secrets, know-how, and confidential information; (iv) computer software, data, and documentation; (v) similar intellectual property rights; (vi) rights of publicity and all social media profiles, including social media usernames, handles and other account holder names and their affiliated passwords; (vii) all rights to sue for and remedies against past, present, and future infringements of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; (viii) tangible embodiments of any of the above (in any medium, including electronic media); (ix) Licenses of any of the above and (x) the performance record of Seller and any other financial results or data of Seller.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such act.

“Investment Contracts” has the meaning ascribed thereto in Section 3.1(j)(i).

“Investment Services” means any services that involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); (iii) due diligence, consulting, risk management and analytic or reporting services with respect to accounts, groups of assets of funds; (iv) otherwise acting as an “investment adviser” within the meaning of the Advisers Act; (v) rendering investment advice for a fee or other compensation, direct or indirect, within the meaning of Section 3(21)(A)(ii) of ERISA or (vi) acting as a trustee, general partner, manager, or managing member of a Private Fund or any Person that is an Affiliate of the provider of the services described in items (i) through (v).

“IRS” means the Internal Revenue Service.

“Legal Proceedings” means any legal, administrative, arbitral, or other proceedings, suits, actions, claims, investigations, complaints or hearings by or before a Governmental Authority or Self-Regulatory Organization.

“Licenses” means licenses, franchises, registrations and permits.

“Lien” means any restriction, lien, claim, charge, pledge or encumbrance of any kind or nature whatsoever.

“Loss” means any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses), damages, obligations to third parties, expenditures (including costs of collection incurred in the enforcement of rights under this Agreement), proceedings, judgments, awards or demands that are imposed upon or otherwise incurred or suffered by the relevant party.

“L.P. Class B Unit” means a Class B Unit (as defined in the Silvercrest Limited Partnership Agreement) in Silvercrest, including any and all benefits to which a holder of a Class B Unit may be entitled as provided in the Silvercrest Limited Partnership Agreement, together with all obligations of such holder to comply with the terms and provisions of the Silvercrest Limited Partnership Agreement.

“L.P. Class B Unit Price” means a price equal to the average closing price of the SAMG Class A Common Stock on the Nasdaq Global Market during the ten (10) trading-day period ending on the Business Day immediately preceding the Closing Date.

“Material Adverse Effect” means, with respect to a Person, any event, fact, condition, change, development or effect that (a) is, or could reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise), prospects, results of operations or properties of such Person or (b) would prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  A Material Adverse Effect with respect to a Person shall include, but shall not be limited to, any of the following: (i) impairment of the Person’s ability to conduct business in any material respect as it has been conducted before the occurrence of any event, fact, condition, change, development or effect; (ii) a decrease of ten percent (10%) or more of the Person’s annual net revenues or potential net revenues (excluding Performance Fees from both the calculation of current annual net revenues and potential net revenues and from the calculation of any decrease therein) as a result of the occurrence of any event, fact, condition, change, development or effect; or (iii) any material adverse change in the Person’s regulatory standing; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (1) any changes in the market price or trading volume of such Person’s capital stock or (2) a reduction generally in the prices of securities in the U.S. securities markets.

“Members” has the meaning ascribed thereto in the Preamble.

“Multiemployer Plans” has the meaning ascribed thereto in Section 3.1(t)(iii).

“Negative Consent Client” has the meaning ascribed thereto in Section 5.3(e)(i).

“Non-Compete Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, except as otherwise provided in Section 5.3(d)(iii).

“Non-Solicitation Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Organizational Documents” means, with respect to a Person, the articles or certificate of incorporation and bylaws or articles or certificate of formation and limited liability company agreement (or other constituent documents) of such Person.

“Outstanding Offers” means all outstanding written or oral offers or solicitations (other than relating to employment) made by or to Seller to enter into any Contract with respect to the Business.

“PATRIOT Act” means the USA PATRIOT Act, formerly known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder.

“Performance Fee” means any fee, allocation, carried interest or other payment or distribution received by Seller (or, after the Closing, by Buyer) based upon a share of capital gains or capital appreciation of a Client account or Client assets.

“Permitted Liens” means: (i) Liens for Taxes, assessments, or other governmental charges not yet due and payable; (ii) workers’, carriers’, and mechanics’ Liens incurred in the ordinary course of business, consistent with past practice and (iii) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or the proposed use of the properties they affect.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, or similar entity, any government, governmental department or agency or political subdivision thereof.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Principals” has the meaning ascribed thereto in the Preamble.

“Principals Notes” means the promissory notes in the principal amounts set forth on Schedule 2.7(c), subject to adjustment in accordance with Section 2.8, to be issued by Buyer to each of the Principals, in the form attached hereto as Exhibit C.

“Principal’s Knowledge” means the actual knowledge of the Principals, or any of them, after due inquiry.

“Private Fund” means any hedge fund or pooled investment vehicle exempt from being registered as an “investment company” under the Investment Company Act pursuant to Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (or similar provisions of Applicable Law of any jurisdiction other than the United States), the shares of or interests in which are privately offered and not registered under the Securities Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States).

“QPAM” has the meaning ascribed thereto in Section 3.1(j)(ix).

“QPAM Exemption” has the meaning ascribed thereto in Section 3.1(j)(ix).

“Regulatory Reports” has the meaning ascribed thereto in Section 3.1(b).

“Resale and Registration Rights Agreement” means that certain Resale and Registration Rights Agreement, dated as of June 26, 2013, by and among SAMG and the Class B Partners that are parties thereto.

“Revenue Notice of Objection” has the meaning ascribed thereto in Section 2.9(a).

“Reviewed Balance Sheet Date” has the meaning ascribed thereto in Section 3.1(m).

“Reviewed Recent Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“Right” means an option, warrant, convertible or exchangeable security right, subscription, call, unsatisfied pre-emptive right or other agreement or right to acquire (including by conversion or exchange) an equity interest or securities convertible into or exchangeable for an equity interest.

“Risk Management Instrument” has the meaning ascribed thereto in Section 3.1(n).

“SAMG” has the meaning ascribed thereto in the Preamble.

“SAMG Class A Common Stock” means the Class A common stock, par value $0.01 per share, of SAMG.

“SAMG Class B Common Stock” means the Class B common stock, par value $0.01 per share, of SAMG.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Self-Regulatory Organization” means FINRA and any other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of broker-dealers or investment advisers, or, with respect to Seller, to the jurisdiction of which Seller is otherwise subject.

“Seller” has the meaning ascribed thereto in the Preamble.

“Seller Closing Cash Payment” has the meaning ascribed thereto in Section 2.6.

“Seller Indemnified Person” has the meaning ascribed thereto in Section 8.2(a).

“Seller Intellectual Property” has the meaning ascribed thereto in Section 3.1(w)(i).

“Seller Note” means the promissory note in the principal amount of Six Hundred Eleven Thousand Nine Hundred Fifty-Five Dollars ($611,955.00), subject to adjustment in accordance with Section 2.8, to be issued by Buyer to Seller, in the form attached hereto as Exhibit D.

“Seller Real Property” has the meaning ascribed thereto in Section 3.1(gg).

“Seller’s Investment Banker” has the meaning ascribed thereto in Section 3.1(aa).

“Silvercrest” has the meaning ascribed thereto in the Preamble.

“Silvercrest Limited Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of Silvercrest, dated as of November 13, 2012.

“Similar Plan” has the meaning ascribed thereto in Section 3.1(j)(vii).

“Soft Dollar Arrangements” has the meaning ascribed thereto in Section 3.1(i)(v)(B).

“Subscription Agreement” means the subscription agreement for shares of SAMG Class B Common Stock in the form attached hereto as Exhibit E.

“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than twenty-five percent (25%) of the voting stock or other voting equity interest or which is required to be consolidated with the initial Person under GAAP.

“Supplemental Payments” means, as applicable, (a) any “adviser pay”, “fee for services” or supplemental payments paid to financial intermediaries or other third-parties for (i) the performance of subadvisory services, the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients or (ii) the ongoing maintenance of relationships with Clients (including the performance of services with respect to such Clients) whether as revenue sharing, or for shareholder services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or initially paid by Seller and reimbursed by such Clients), and (b) any amounts paid to finders or solicitors for finder, referral or solicitation services relating to Clients or potential Clients, including payments made by investment advisers or their Affiliates in compliance with Rule 206(4)-3 under the Investment Advisers Act.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Escrow” has the meaning ascribed thereto in Section 2.5.

“Tax Notification” has the meaning ascribed thereto in Section 2.5.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of June 26, 2013, by and among SAMG, Silvercrest, and each of the other parties thereto identified as “Limited Partners”.

“Tax Returns” means any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Thalmann” has the meaning ascribed thereto in the Preamble.

“Third Party Claim” has the meaning ascribed thereto in Section 8.4(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Seller Note, the Principals Notes, the Additional Partner Certificates, the Subscription Agreements, the Releases and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules appertaining thereto.

“Transferred Assets” means the assets of clients of Buyer (excluding clients of the Business) the management of which is assigned by Buyer or a portfolio manager of Buyer (other than a portfolio manager of the Business) to a portfolio manager of the Business.

“Transferred Buyer Revenue” means revenues of the Business derived from the provision of Investment Services by the Business with respect to Transferred Assets.

“Transferred Employees” has the meaning ascribed thereto in Section 5.3(i)(i).

“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax).

“Treasury Regulations” means the regulations issued as of the date hereof and from time to time by the United States Department of the Treasury relating to matters arising under the Code.

“TTD” has the meaning ascribed thereto in Section 2.5.

“Wood” has the meaning ascribed thereto in the Preamble.

Section 1.2.  Interpretation.

(a)As used in this Agreement, references to the following terms will have the meanings indicated:

(i)To the Preamble or to the Recitals, Sections, Exhibits or Schedules are to the Preamble or a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.

(ii)To any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and any section of any statute or regulation are to any successor to the section.

(iii)To “individually or in the aggregate” (or phrases of similar import) in or with respect to Articles III, IV, V or VI include:

(A)All events, occurrences and circumstances described in any Section of that Article and is not limited to any specific Section; and

(B)All other relevant events, occurrences and circumstances, whether or not described in a representation or warranty or covenant contained in this Agreement.

(iv)To “investment management fees” do not include brokerage commission revenues.

(b)Whenever this Agreement requires a party to take an action, the requirement constitutes an undertaking by the party to cause its Subsidiaries, and to use its best efforts to cause its other Affiliates, to take appropriate action in connection therewith.

(c)The Table of Contents of this Agreement and various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d)Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations thereof will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(e)It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement.  Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

(f)All references in this Agreement to amounts of money or amounts to be paid by any Person to any other Person shall mean such amounts in United States dollars, unless otherwise indicated.

ARTICLE II.

PURCHASE AND SALE OF ACQUIRED ASSETS AND ACQUIRED PERSONAL GOODWILL

Section 2.1.  Sale and Purchase of the Acquired Assets.  Subject to and upon the terms and conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens (other than Permitted Liens), all right, title and interest of Seller in, to and under (i) all assets of Seller (except for the Excluded Assets), and (ii) all goodwill, including the benefit of the amortization of such goodwill, of Seller related to such assets and the Business (item (ii) being referred to herein as the “Acquired Corporate Goodwill” and, items (i) and (ii) collectively, but not including the Excluded Assets, the “Acquired Assets”).  For the avoidance of doubt with respect to Seller, the Acquired Assets include:

(a)An amount of cash equal to the Closing Cash Target;

(b)All Contracts related to the Business;

(c)All Investment Contracts not otherwise captured by clause (b);

(d)All Seller Intellectual Property and all income, royalties, damages and payments due or payable at the Closing or thereafter relating to the Seller Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), the right to register, prosecute, maintain and defend the Seller Intellectual Property before any public or private agency or registrar, the right to sue and recover damages for past or future infringements or misappropriations thereof and the right to fully and entirely stand in the place of Seller in all matters related thereto;

(e)All Contracts with vendors, solicitors or other service providers, to the extent that (i) Buyer and Seller mutually agree in writing prior to the Closing that such Contracts will be assigned to Buyer and (ii) such Contracts are assignable;

(f)All Contracts for the lease of (i) real property and (ii) personal property to the extent that (1) Buyer and Seller mutually agree in writing prior to the Closing that such Contracts for the lease of personal property will be assigned to Buyer and (2) such Contracts for the lease of personal property are assignable;

(g)All Outstanding Offers;

(h)All personal property (including any warranties thereon);

(i)All intangible rights and intangible assets and property including all Contracts relating to any of the foregoing, the Seller Intellectual Property, going concern value and Acquired Corporate Goodwill and Seller’s name, logo and any service mark included in the Acquired Assets, subject to the rights granted to Seller pursuant to Section 5.3(j) relating to Seller’s use of its name on and after the Closing;

(j)Any Governmental Approvals, and any pending applications therefor or renewals thereof, identified on Schedule 2.1(j), in each case to the extent transferable to Buyer;

(k)All Accounts Receivable (except to the extent relating to periods on or prior to the Closing Date and to be remitted to Sellers);

(l)Intentionally omitted;

(m)All rights, demands, causes of action, Legal Proceedings and other claims of Seller against third parties relating to the Acquired Assets or the Business, whether choate or inchoate, known or unknown, contingent or noncontingent, or otherwise, including all such rights, demands, causes of action, Legal Proceedings and claims identified on Schedule 2.1(m) (except to the extent that amounts received are excluded as being in respect of demands, causes of action, Legal Proceedings and other claims of Seller against third parties relating to the Acquired Assets or the Business finally determined prior to, or initiated on or prior to and pending on, the Closing Date);

(n)All prepaid charges and expenses, other prepaid items, deferred charges, advance payments and security deposits of Seller associated with the Business, other than in connection with insurance premiums;

(o)All bank accounts, credits, deposits, escrowed funds for Assumed Liabilities and prepaid charges and expenses of Seller associated with the Business, other prepaid items, deferred charges, advance payments and security deposits;

(p)Claims for refunds, indemnification rights, warranty claims, guarantees, and rights of offset, including those identified on Schedule 2.1(p) (except to the extent existing on, or relating to periods on or prior to the Closing Date);

(q)All performance records of or relating to the Business;

(r)The Books and Records; and

(s)Any other Contracts and assets of Seller, tangible or intangible, relating to the Acquired Assets or the Business, and necessary for the conduct of the Business by Buyer that are not specifically identified as Excluded Assets, including those identified or described on Schedule 2.1(s).

After the Closing, Seller shall not have any further rights, title and interest in, to or under, or to utilize, any Acquired Asset (including Seller’s name, logo, and any service mark included in the Acquired Assets, but subject to the rights granted to Seller pursuant to Section 5.3(j) relating to Seller’s use of its name on and after the Closing).

If any of the Contracts or agreements or any other property or rights of Seller included in the Acquired Assets is not assignable or transferable either by virtue of the provisions thereof or under Applicable Law without the Consent of a party or parties and such Consent has not been obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller’s obligations with respect thereto, but Seller shall, to the extent permitted by Applicable Law, use its commercially reasonable efforts to obtain any such Consent as soon as possible after the Closing and, following any such Consent to assign, such Acquired Assets shall be deemed assigned and transferred for purposes of this Agreement; provided, however, that the foregoing shall not affect the rights of Buyer to terminate this Agreement pursuant to Section 7.1(c) and shall not be deemed to be a waiver of any of the conditions set forth in Article VI.

Section 2.2.  Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement or any other Transaction Document, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the Acquired Assets and shall remain the property of Seller after the Closing:

(a)All cash in excess of the Closing Cash Target;

(b)All minute books, stock ledgers and corporate seals;

(c)All personnel records and other books and records required by Applicable Law to be retained (provided, that Seller shall deliver copies of such records to Buyer prior to the Closing);

(d)All employment agreements or employment offer letters or outstanding, unaccepted offers of employment;

(e)All Accounts Receivable relating to periods on or prior to the Closing Date;

(f)Tax refunds (or portions thereof) relating to a Pre-Closing Period or to the Excluded Assets;

(g)All insurance policies and benefits thereunder, including rights and proceeds, arising from or relating to the Acquired Assets and the Business;

(h)All bank accounts, deposits, credits, prepaid expenses, other prepaid items, deferred charges, advance payments, and security deposits relating to the Excluded Assets existing as of the Closing Date;

(i)All amounts received in respect of claims for refunds, set-off, indemnification, warranties or guarantees made on or prior to the Closing Date;

(j)All amounts received in respect of demands, causes of action, Legal Proceedings and other claims of any Seller against third parties relating to the Acquired Assets or the Business finally determined prior to, or initiated on or prior to and pending on, the Closing Date;

(k)Any Intellectual Property that is not included in Seller Intellectual Property;

(l)This Agreement and all other Transaction Documents, including Seller’s rights hereunder and thereunder; and

(m)Any other asset of Seller identified or described on Schedule 2.2 or otherwise specifically included as an Excluded Asset pursuant to the terms of this Agreement.

Section 2.3.  Assumed Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume, and shall timely perform and discharge in accordance with their respective terms, those liabilities of Seller relating to the Acquired Assets incurred after the Closing Date solely as a result of Buyer operating the Acquired Assets and conducting the Business after the Closing Date (collectively, the “Assumed Liabilities”).

Section 2.4.  Excluded Liabilities.  Notwithstanding anything herein to the contrary, Buyer shall not assume or be liable for any liabilities or obligations of Seller or the Business other than the Assumed Liabilities, and Seller shall retain and be responsible for all other liabilities and obligations of Seller and the Business (the “Excluded Liabilities”), including (i) all liabilities and obligations of Seller to the extent they do not arise out of the Business and (ii) the following liabilities and obligations:

(a)All liabilities and obligations related to the ownership or operation of the Business in any period ending on or prior to the Closing;

(b)All liabilities and obligations with respect to Legal Proceedings, or other regulatory, statutory, fiduciary, employment-related or Client-related claims made in respect of events, transactions, occurrences or circumstances occurring on or prior to the Closing;

(c)All liabilities and obligations arising out of or relating to any supplemental executive retirement plan, program, arrangement or agreement;

(d)All liabilities and obligations with respect to carried interest plans, phantom carried interest plans and similar arrangements unless the related assets are transferred to Buyer pursuant to the transactions contemplated by this Agreement;

(e)All liabilities and obligations related to the employment, termination of employment or potential employment of any Person relating to or arising out of any period on or prior to the Closing;

(f)All liabilities and obligations for severance (including statutory severance) or separation pay or benefits arising directly out of the transactions contemplated by this Agreement and accruing in the period before, on or immediately following the Closing;

(g)All liabilities and obligations with respect to any employee of Seller who does not become a Transferred Employee with respect to any period;

(h)All liabilities and obligations relating to any Excluded Asset;

(i)All liabilities and obligations with respect to any and all Taxes of Seller (including Taxes pursuant to Section 9.9) and any new Taxes imposed on or with respect to the Business and the Acquired Assets for all Pre-Closing Periods;

(j)All liabilities and obligations incurred by Buyer or any of its Affiliates as a result of waiving Seller’s compliance with any “bulk sale” laws pursuant to Section 2.5;

(k)All liabilities and obligations of Seller to any current or former stockholder of Seller; and

(l)All liabilities and obligations listed on Schedule 2.4(k).

Section 2.5.  Bulk Sales Laws.  Seller, the Principals and Buyer each acknowledge and agree that in the event the transaction contemplated herein is subject to the provisions of N.J.S.A. 54:50-38, Buyer shall have the right to comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 and Seller and the Principals shall cooperate in connection with such compliance, including, to the extent necessary, through the escrow of a portion of the Aggregate Closing Purchase Price. In furtherance, but not in limitation, of the foregoing: (i) Seller shall prepare and deliver to Buyer the Asset Transfer Tax Declaration (the “TTD”) in the then current form or a successor form as prescribed by the New Jersey Department of the Treasury, Division of Taxation (the “Division”) (and such other forms as the Division may require), so that such form is received by Buyer not later than five (5) Business Days following the date of this Agreement; and (ii) Buyer may deliver a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) in the then current form or a successor form as prescribed by the Division (and such other forms as the Division may require), together with the completed TTD and a fully executed copy of this Agreement, (the “Tax Notification”) to the Division by registered or certified mail or overnight delivery so that such Tax Notification is received by the Division by the latest of (x) five (5) Business Days after receipt of the TTD from Seller or (y) twenty (20) days prior to Closing.  If, at any time prior to Closing, the Division informs Buyer that a possible claim (the “Division Tax Claim”) for taxes imposed or to be imposed on Seller, including any interest or penalties thereon, any cost or fees imposed by the Division related thereto and any tax on the gain from the sale of the Property (collectively, “Division Taxes”), exists and the amount thereof (the “Deficiency”) and such Deficiency has not been paid by Seller prior to Closing, then Buyer and Seller shall proceed with Closing subject to the terms and conditions of this Agreement, and Buyer shall withhold the portion of the Aggregate Closing Purchase Price equal to the amount of the Deficiency or such greater amount as may be required by the Division, which amount so withheld shall be placed in an escrow account (the “Tax Escrow”), which Tax Escrow shall be held and disbursed pursuant to an escrow agreement in the form annexed hereto as Exhibit F.  In the event the amount of the Deficiency exceeds the Aggregate Closing Purchase Price, Seller shall, at Closing, fund into the Tax Escrow an amount which equals the difference between the Deficiency and the Aggregate Closing Purchase Price or such greater amount as may be required by the Division.  Notwithstanding anything to the contrary contained herein, Seller shall have the right to negotiate with the Division regarding the Division Tax Claim and the Deficiency; provided however, that: (i) Buyer shall be entitled to comply with all instructions of the Division; (ii) the Closing shall not be delayed as a result thereof; and (iii) Buyer shall not in any circumstances be liable for any amount in excess of the Tax Escrow. The escrow agent shall be Seller’s attorney.  Buyer shall not be liable for any

Division Taxes, and Seller shall indemnify, defend, and hold Buyer harmless from any liability, damage or expense incurred in connection with any claim for any such Division Taxes, including, without limitation, any interest and penalties thereon and cost and fees imposed by the Division relating thereto.  The indemnification provision contained in this Section 2.5 shall survive the termination of this Agreement and/or the Closing.

Section 2.6.  Purchase Price Paid at Closing.  In consideration for the purchase by Buyer of the Acquired Assets, Buyer shall (i) pay to Seller on the Closing Date Three Million Five Hundred Fifty Thousand Three Hundred Forty-Four Dollars ($3,550,344.00), subject to adjustment in accordance with Section 2.8, minus the amount of the Deficiency, if any (the “Seller Closing Cash Payment”), in cash by wire transfer of immediately available funds, and (ii) issue and deliver to Seller on the Closing Date the Seller Note.  The Seller Closing Cash Payment shall be paid to Seller to the account set forth on Schedule 2.6.  The account information may be amended by Seller by a written notice which shall be furnished to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.7.  Sale and Purchase of Personal Goodwill of Principals.

(a)Subject to and upon the terms and conditions set forth in this Agreement, at Closing, each of the Principals shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from each of the Principals, free and clear of all Liens, all right, title and interest of each such Principal in, to and under all customer lists, customer and supplier relationships, customer-based intangibles and other personal goodwill, including the benefit of the amortization of such goodwill, of each such Principal related to the Business (collectively, the “Acquired Personal Goodwill”).

(b)Except for the Acquired Personal Goodwill, Buyer is not acquiring any of the assets of any of the Principals and all assets of the Principals, other than the Acquired Personal Goodwill, shall remain the property of the Principals after the Closing.  Notwithstanding anything herein to the contrary, Buyer shall not assume or be liable for any liabilities or obligations of any of the Principals, and each of the Principals shall retain and be responsible for his liabilities and obligations.

(c)In consideration for the purchase by Buyer of the Acquired Personal Goodwill, Buyer shall (i) issue and deliver to each of the Principals on the Closing Date the Principals Notes in the amounts set forth opposite the name of such Principals on Schedule 2.7(c), subject to adjustment in accordance with Section 2.8, (ii) cause Silvercrest to issue and deliver to each of the Principals on the Closing Date a number of L.P. Class B Units (which shall be uncertificated, provided, however, that the number of L.P. Class B Units issued to each Principal shall be recorded in the Additional Partner Certificate) equal to the quotient of (A) the amount set forth opposite the name of such Principal on Schedule 2.7(c), subject to adjustment in accordance with Section 2.8, and (B) the L.P. Class B Unit Price, (iii) cause SAMG to issue and deliver to each of the Principals on the Closing Date a number of shares of SAMG Class B Common Stock (which shall be uncertificated, provided, however, that the number of shares of SAMG Class B Common Stock issued to each Principal shall be recorded in the Subscription Agreement) equal to the quotient of (A) the amount set forth opposite the name of such Principal on Schedule 2.7(c), subject to adjustment in accordance with Section 2.8 and (B) the

L.P. Class B Unit Price (items (ii) and (iii) being referred to together herein as the “Equity Consideration”) and (iv) make the Earnout Payments, if any, pursuant to the terms and conditions of Section 2.10 herein.

(d)The parties hereto acknowledge and agree that (i) the obligation of Buyer to purchase the Acquired Assets is contingent upon the consummation of Buyer’s purchase of the Acquired Personal Goodwill and (ii) the obligation of Buyer to purchase the Acquired Personal Goodwill is contingent upon the consummation of Buyer’s purchase of the Acquired Assets.

Section 2.8.  Adjustment to Aggregate Closing Purchase Price.

(a)Calculation of Adjustment.  Not less than five (5) Business Days before the scheduled Closing Date, Seller and the Principals shall prepare in good faith and deliver to Buyer a certificate (the “Estimated Closing Certificate”) signed by Seller and the Principals setting forth and certifying:

(i)the estimated Closing Date 2015 Pro Forma Revenue, together with supporting calculations in reasonable detail; and

(ii)a statement of the estimated Aggregate Closing Purchase Price Reduction (as defined below), if any, and the estimated Aggregate Closing Purchase Price, as adjusted pursuant to Section 2.8(b).

(b)If the estimated Closing Date 2015 Pro Forma Revenue as set forth in the Estimated Closing Certificate is less than ninety-five percent (95%) of the Base 2015 Pro Forma Revenue, then the Aggregate Closing Purchase Price shall be reduced by an amount equal to (1) the quotient of (A) ninety five percent (95%) of the Base 2015 Pro Forma Revenue minus the estimated Closing Date 2015 Pro Forma Revenue as set forth in the Estimated Closing Certificate and (B) the Base 2015 Pro Forma Revenue, multiplied by (2) the Aggregate Closing Purchase Price (the “Aggregate Closing Purchase Price Reduction”).  The Aggregate Seller Closing Purchase Price shall be reduced by an amount equal to thirty-five percent (35%) of the Aggregate Closing Purchase Price Reduction, and the Aggregate Principals Closing Purchase Price shall be reduced by an amount equal to sixty-five percent (65%) of the Aggregate Closing Purchase Price Reduction.  The portion of the Aggregate Closing Purchase Price Reduction applied to the Aggregate Seller Closing Purchase Price shall be applied first to the Seller Note until the amount thereof is zero, and the remainder, if any, shall be applied next to the Seller Closing Cash Payment until the amount thereof is zero.  The portion of the Aggregate Closing Purchase Price Reduction applied to the Aggregate Principals Closing Purchase Price shall be applied on a pro rata basis among the Principals in accordance with the percentages set forth on Schedule 2.7(c) and:

(i)shall be applied first to the Equity Consideration for such Principal and shall reduce both the number of L.P. Class B Units and the number of shares of SAMG Class B Common Stock to be issued to such Principal by the quotient of the Aggregate Closing Purchase Price Reduction to be applied to the consideration received by such Principal and the L.P. Class B Unit Price; and

(ii)the remainder, if any, shall be applied to the principal amount of the Principals Notes for such Principal until the principal amount thereof is zero.

Section 2.9.  Post-Closing Adjustment to Aggregate Closing Purchase Price.

(a)No later than sixty (60) days following the Closing Date, Buyer shall notify Seller and the Principals whether it accepts or disputes the estimate of the Aggregate Closing Purchase Price as set forth in the Estimated Closing Certificate as the actual Aggregate Closing Purchase Price.  If Buyer accepts the estimate of the Aggregate Closing Purchase Price set forth in the Estimated Closing Certificate as the actual Aggregate Closing Purchase Price, or fails to notify Seller and the Principals within such sixty (60) day period of any dispute, then such estimate of the Aggregate Closing Purchase Price set forth in the Estimated Closing Certificate shall be deemed final and conclusive and binding on all parties.  If Buyer disputes the estimate of the Aggregate Closing Purchase Price set forth in the Estimated Closing Certificate as the actual Aggregate Closing Purchase Price, then Buyer shall deliver to Seller and the Principals a written notice of objection (a “Revenue Notice of Objection”) (such Revenue Notice of Objection to describe in reasonable detail the proposed adjustments or objections to any or all of the items set forth in the Estimated Closing Certificate) within sixty (60) days following the Closing Date.  Seller shall cause its advisors, counsel and accountants to give Buyer’s advisors, counsel and accountants full access to the books, records and personnel requested by Buyer in order to enable it to determine the Aggregate Closing Purchase Price on a fully-informed basis.

(b)Buyer, Seller and the Principals shall endeavor to resolve any disputes with respect to the Estimated Closing Certificate, as applicable, within ten (10) Business Days of the delivery of a Revenue Notice of Objection by Buyer, such resolution to be documented in a written agreement signed by Buyer, Seller and the Principals.  If Buyer, Seller and the Principals are unable to reach such written agreement within such ten (10) Business Day period, then the dispute shall be referred to an Accounting Firm.  Within fifteen (15) Business Days of the submission of any dispute concerning the resolution of the Revenue Notice of Objection to the Accounting Firm, the Accounting Firm shall render a decision in accordance with this Section 2.9(b), along with a statement of reasons therefor.  The decision of the Accounting Firm shall be final and binding upon all the parties hereto for purposes of the matters set forth in the Estimated Closing Certificate.  The fees and expenses of the Accounting Firm for a determination under this Section 2.9(b) shall be apportioned equally between Buyer, on the one hand, and Seller and the Principals, on the other hand.

(c)If the Aggregate Closing Purchase Price, as finally determined pursuant to Section 2.9(b), is less than Seller’s and the Principals’ estimate of the Aggregate Closing Purchase Price as set forth on the Estimated Closing Certificate, then Seller and the Principals (pro rata based on the portion of the Aggregate Closing Purchase Price received by each at the Closing as compared to the Aggregate Closing Purchase Price) shall pay to Buyer by wire transfer of immediately available funds to such bank account as Buyer shall have designated in writing to Seller such shortfall within five (5) Business Days after the final determination thereof.

(d)If the Aggregate Closing Purchase Price, as finally determined pursuant to Section 2.9(b), is greater than Seller’s and the Principals’ estimate of the Aggregate Closing Purchase Price as set forth on the Estimated Closing Certificate, then Buyer shall pay to Seller and each of the Principals (pro rata based on the portion of the Aggregate Closing Purchase Price received by each at the Closing as compared to the Aggregate Closing Purchase Price) by wire transfer of immediately available funds to the accounts set forth on Schedule 2.6 and Schedule 2.7(c) such excess within five (5) Business Days after the final determination thereof.

Section 2.10.  Contingent Payments.

(a)As additional consideration for the Acquired Personal Goodwill, Buyer shall pay to the Principals, in accordance with the procedures set forth in Section 2.10(b) and subject to the terms and conditions of this Agreement, the following as soon as practicable following the final calculation of the applicable Earnout Payment after each Determination Date:

(i)for the period ended December 31, 2015, an amount equal to twenty percent (20%) of EBITDA for the period beginning on the day after the Closing Date and ending on December 31, 2015;

(ii)for each twelve (12) month period ended December 31, 2016, 2017, 2018 and 2019, an amount equal to twenty percent (20%) of EBITDA for such period; and

(iii)for the period ended December 31, 2020, an amount equal to twenty percent (20%) of EBITDA for the period beginning on January 1, 2020 and ending on the fifth (5th) anniversary of the Closing Date (each such payment described in paragraphs (i), (ii) and (iii) an “Earnout Payment” and, together, the “Earnout Payments”).

(b)The Earnout Payments, if any, shall be allocated among the Principals pro rata based on the percentages set forth opposite the names of the Principals on Schedule 2.7(c).  The Earnout Payments, if any, shall be paid to the Principals to the accounts set forth in Schedule 2.7(c).  Such account information may be amended by a Principal by a written notice which shall be furnished to Buyer no earlier than December 1st and no later than December 31st of any year in which an Earnout Payment may be earned.  Buyer acknowledges and agrees that its obligation to make the Earnout Payments to the Principals in accordance with Section 2.10(a) shall continue irrespective of the Principals’ death, disability, termination of or resignation or retirement from its employment with Buyer.

(c)Calculation Mechanics.

(i)As soon as practicable, but no later than ninety (90) days, after each of December 31, 2015, 2016, 2017, 2018, 2019 and 2020 (each a “Determination Date” and, collectively, the “Determination Dates”), Buyer shall prepare in good faith, and deliver to the Principals, a statement (together with reasonably detailed supporting calculations and financial information) showing the amount of the Earnout Payment for the applicable period, if any, that has been earned and is due and payable under Section 2.10(a)(i), (ii) or (iii), as applicable.

(ii)Buyer shall give, and shall cause its advisors, counsel and accountants to give, the Principals and their advisors, counsel and accountants, reasonable access to its books, records and personnel needed to enable the Principals to review on a fully-informed basis the determination of each Earnout Payment.

(iii)As soon as practicable, but not later than ten (10) Business Days after receiving a statement from Buyer contemplated in Section 2.10(c)(i) above, the Principals will notify Buyer of any dispute with respect to the calculations of any Earnout Payment specifying the dispute in reasonable detail.  If the Principals do not notify Buyer of a dispute within this period, or if the Principals notify Buyer that they agree with Buyer’s calculations with respect to the Earnout Payment, then Buyer’s calculations as delivered to the Principals shall be final and binding.

(iv)If the Principals timely notify Buyer of a dispute under Section 2.10(c)(iii), and the dispute is not resolved within ten (10) Business Days after the date of such notice:

(A)the Principals or Buyer, upon notice to the other, may require the dispute to be referred for resolution to an Accounting Firm;

(B)if the Principals or Buyer requires the dispute to be referred to an Accounting Firm, the Principals and Buyer shall use their commercially reasonable efforts to cause the Accounting Firm to issue within thirty (30) Business Days after its selection a written report stating its resolution of the dispute selecting one of: (1) Buyer’s determination of the Earnout Payment; (2) the Principals’ determination of the Earnout Payment or (3) or an amount in between such two determinations;

(C)if the Principals or Buyer requires the dispute to be referred to an Accounting Firm, upon the Accounting Firm issuing its written report, the amount of the disputed Earnout Payment determined by the Accounting Firm, shall be final and binding; and

(D)if the Principals or Buyer requires the dispute to be referred to an Accounting Firm, the Principals, on the one hand, and Buyer, on the other hand, shall each pay one-half of the Accounting Firm’s fees and expenses.

(d)Disruptive Market Event.  If a Disruptive Market Event occurs, Buyer and the Principals may mutually agree to suspend the time period to which the Earnout Payments relate for a mutually agreed upon period of time (an “Earnout Suspension”).  If Buyer and the Principals agree upon an Earnout Suspension, then (i) the time period referenced in Section 2.10(a)(i), (ii) or (iii) during which the Disruptive Market Event occurs and each time period referenced in Sections 2.10(a)(i), (ii) and (iii) thereafter, and each Determination Date occurring after the Disruptive Market Event, shall be adjusted accordingly to reflect the Earnout Suspension and (ii) the period during which the Earnout Suspension is in effect shall not be used in calculating EBITDA.

Section 2.11.  Closing.  The closing of the sale and purchase of the Acquired Assets, Acquired Personal Goodwill and Assumed Liabilities (“Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. on the third Business Day after the last of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with the terms of this Agreement or at such other time and place as Buyer and Seller mutually agree (“Closing Date”).  On the Closing Date:

(a)Buyer shall deliver to Seller:

(i)the Seller Closing Cash Payment;

(ii)the Seller Note;

(iii)a duly executed counterpart of the Bill of Sale; and

(iv)and all other documents, certificates, opinions and other items reasonably requested by Seller, which such documents, certificates, opinions and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to Seller and its counsel.

(b)Buyer shall deliver to the Principals:

(i)each of the Principals Notes;

(ii)the Equity Consideration;

(iii)a duly executed counterpart of each of the Bill of Sale, the Additional Partner Certificates and the Subscription Agreements;

(iv)and all other documents, certificates, opinions and other items reasonably requested by the Principals, which such documents, certificates, opinions and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to the Principals and its counsel.

(c)Seller shall deliver to Buyer:

(i)a duly executed counterpart of the Bill of Sale;

(ii)and all other documents, certificates, opinions and other items reasonably requested by Buyer, which such documents, certificates, opinions and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to Buyer and its counsel.

(d)Each of the Principals shall deliver to Buyer:

(i)a duly executed counterpart of each of the Bill of Sale, such Principal’s Additional Partner Certificate and such Principal’s Subscription Agreement;

(ii)and all other documents, certificates, opinions and other items reasonably requested by Buyer, which such documents, certificates, opinions and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to Buyer and its counsel.

Section 2.12.  Allocation of Aggregate Purchase Price.  The Aggregate Purchase Price for the Acquired Assets and Assumed Liabilities shall be allocated, for Tax purposes, in accordance with (a) Section 1060 of the Code or similar provisions of other Applicable Law, as applicable, and (b) this Section 2.12.  Buyer shall prepare and deliver to Seller within one hundred eighty days (180) days after the Closing Date an initial allocation statement to allocate the Aggregate Purchase Price.  Seller will have the opportunity to review the draft allocation statement provided by Buyer and provide written notice of objections to Buyer within thirty (30) days after receiving the draft allocation statement.  If Seller fails to deliver a written notice of objection within such thirty (30)-day period, Buyer’s draft allocation statement shall be final and binding and not subject to further dispute.  If Seller delivers a written notice of objection to Buyer in a timely manner, and Seller and Buyer do not resolve such objections to their mutual satisfaction within thirty (30) days, either Seller or Buyer may elect to subject the draft allocation statement to the Accounting Firm in accordance with the procedure described in, and the dispute shall be resolved in the same manner as disputes are resolved pursuant to, Section 2.9(b) of this Agreement.  Upon such dispute being resolved, the decision of the Accounting Firm shall be final and binding.  Seller, the Principals and Buyer agree to report the federal, state and local Tax consequences of the transactions contemplated by this Agreement (including filing Internal Revenue Service Form 8594 and supplemental Form 8594) in a manner consistent with each final allocation statement, unless required to do otherwise under Applicable Law.  Seller, the Principals and Buyer shall promptly advise each other of any Tax audit or other Legal Proceeding related to any allocation hereunder.  Silvercrest, Buyer and SAMG covenant that they will treat the acquisition of the Acquired Personal Goodwill by Buyer as a contribution of the Acquired Personal Goodwill by the Principals to Silvercrest in exchange for L.P. Class B Units in a transaction with respect to which no gain will be recognized by the Principals pursuant to Section 721 of the Code for federal and applicable state and local income tax purposes, and will take no position on any tax return or in any tax audit or take any other action that is inconsistent with such treatment unless otherwise required pursuant to Applicable Law.  Silvercrest, Buyer and SAMG agree to treat the SAMG Class B Common Stock issued to the Principals as having a value not in excess of the par value thereof for federal and applicable state and local income tax purposes, and will take no position on any tax return or in any tax audit or take any other action that is inconsistent with such treatment unless otherwise required pursuant to Applicable Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPALS

Section 3.1.  Representations and Warranties Concerning Seller.  As an inducement to Buyer to enter into this Agreement, Seller and the Principals jointly and severally represent and warrant to Buyer as follows:

(a)Organization and Authority.

(i)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly qualified to do business and is in good standing in the states of the United States listed on Schedule 3.1(a) and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Seller has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets.  Before the date of this Agreement, Seller has made available to Buyer a true and complete copy of Seller’s Certificate of Incorporation and by-laws, each as amended to such date, and all such documents are in full force and effect.  Seller is not in default under or in violation of any provision of its Organizational Documents.

(ii)Seller has all necessary corporate power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, and no other proceedings on the part of Seller are necessary to authorize any such Transaction Document and the transactions contemplated hereby and thereby.  The Transaction Documents to which Seller is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by Seller and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(b)Reports.  Seller has timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since Seller’s inception with any Governmental Authority (including the SEC) and any Self-Regulatory Organization (all such reports, registrations, statements and filings being collectively referred to herein as the “Regulatory Reports”), including all reports, registrations, statements and filings required under the Advisers Act and the Exchange Act.  As of their respective dates, the Regulatory Reports complied with the Applicable Laws enforced or promulgated by the Governmental Authority or Self-Regulatory Organization with which they were filed.

(c)Regulatory Consents.  Except as listed on Schedule 3.1(c), no notices, reports or other filings are required to be made by Seller with, and no Consents or registrations are required to be obtained by Seller from, any Governmental Authority or any Self‑Regulatory Organization in connection with the execution, delivery and performance of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby.  To the Principals’ Knowledge, there is no reason why the regulatory approvals and consents referred to in this Section 3.1(c), if any, will not be received without undue delay or expense.

(d)No Conflicts.  The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i)Violate or conflict with the Organizational Documents of Seller;

(ii)Breach or violate, or result in a default under, any Applicable Law with respect to Seller or permit or result in the revocation, cancellation, suspension or adverse modification of any License, certificate of authority or Consent to which Seller or its properties is subject;

(iii)Violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or require the Consent of any party to, any term or provision of any Contract of or binding on Seller; or

(iv)Result in the creation or imposition of any Lien on the Business or the property or assets of Seller.

(e)Litigation; Regulatory Action.  Except as set forth on Schedule 3.1(e), there are, and since January 1, 2010, have been, no Legal Proceedings or investigations pending or, to the Principals’ Knowledge, threatened against Seller, or to which Seller or its properties or assets or its directors, officers or employees are subject, and Seller has not received notice thereof.  Without limiting the foregoing, there are no Legal Proceedings or investigations pending or, to the Principals’ Knowledge, threatened against Seller, relating to the termination of, or limitation of, the rights of Seller under its registration under the Advisers Act, as an investment adviser or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Applicable Law including any federal or state securities laws or regulations.  There are, and since the inception of Seller, have been, no outstanding judgments, decrees, stipulations or orders in favor of or naming any Person relating to Seller, a Principal, or any of their respective Affiliates, directors, officers or employees (as applicable) relating to the performance of their duties in such capacities or against or affecting their properties.  There are no consent decrees or similar arrangements entered into with a

Governmental Authority, Self-Regulating Organization, or other Person by, or relating to, Seller, a Principal, or any of their respective Affiliates, directors, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting their properties, that are still in effect, or were in effect at any time since the inception of Seller.

(f)Assets.  Other than the Seller Intellectual Property licensed to Seller (for which Seller has a valid license) and the personal property subject to personal property leases (in which Seller has a valid leasehold interest), Seller owns each of the Acquired Assets, and, at the Closing, Buyer will be vested with good and marketable title to, or a valid leasehold interest in, or a valid license to, such Acquired Assets, free and clear of all Liens, other than Permitted Liens.  The leasehold improvements, furniture, fixtures, equipment and other tangible personal property used in the Business are in suitable working condition for Seller’s current uses of them.  After giving effect to the transactions contemplated by this Agreement, Buyer will own or have the right to use all of the assets necessary to conduct, or otherwise material to, the Business in substantially the same manner conducted by Seller on and prior to January 1, 2015.

(g)Compliance With Laws.

(i)The Business has been conducted in all material respects in accordance with Applicable Law.  Except as set forth on Schedule 3.1(g)(i), each of Seller and the Principals, and, to the Principals’ Knowledge, each of Seller’s officers, directors, agents, contractors and employees:

(A)Has all Licenses and Governmental Approvals, and has made all filings, applications and registrations with all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit Seller to own or lease its properties and assets and to conduct the Business as presently conducted; all such Licenses, Governmental Approvals, filings, applications and registrations are in full force and effect and are current and, to the Principals’ Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely;

(B)Is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority, or by any Self-Regulatory Organization relating to any aspect of the Business or the properties or assets of Seller, including those which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of Seller;

(C)Has not been charged or, to the Principals’ Knowledge, threatened with, and is not under investigation with respect to, any violation of any provision of any Applicable Law, including any federal or state securities law or regulation applicable to the Business or the properties or assets of Seller, affecting Seller, or the transactions contemplated by the Transaction Documents, or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of Seller and is not on notice of the pendency of any such charge or investigation;

(D)Is not required to be registered or appointed as a broker-dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, FINRA, the Commodity Futures Trading Commission, the National Futures Association, or any other applicable Governmental Authority or Self-Regulatory Organization, or under any Applicable Law; and

(E)Is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization and is not on notice of the pendency of any such charge or investigation.

(ii)The calculation of performance of the Business, and each component thereof, is (and will continue to be through the Closing) accurate and has been (and will continue to be through the Closing) calculated at all times in compliance with Applicable Law.  Seller has maintained (and will continue to maintain through the Closing) all books and records necessary or required under Applicable Law to calculate performance of the Business, and justify such performance calculations, and all such books and records are included in the Acquired Assets.

(iii)All marketing, advertising and distribution materials, disclosures and practices prepared, filed or implemented by Seller in managing and marketing and otherwise operating the Business have materially complied, and will continue to materially comply through the Closing, with Applicable Laws, and all such marketing, advertising and distribution materials and disclosures have not, and will not through the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.

(iv)To the extent that Seller claims to be compliant with the CFA Institute Guidelines (e.g., “GIPS compliant”) with respect to the Business, Seller has complied with applicable CFA Institute Guidelines.

(h)Private Funds.  Seller has never provided, and does not provide, Investment Services to any Private Fund or any other Fund and has not acted, and does not act, as a general partner, managing member, manager or trustee or in any similar capacity for, of or to a Fund.

(i)Investment Advisory Activities.

(i)Seller is and has, since its inception, been duly registered as an investment adviser under the Advisers Act.  Seller is duly registered or licensed under Applicable Law as an investment adviser in each state, foreign country or other jurisdiction in which the nature of its business so requires.  Seller is and has, since its inception, been engaged solely in the business of providing Investment Services.  Each such registration is in full force and effect and has never been suspended or withdrawn, temporarily or otherwise.  Each Person engaged or employed by Seller who is required to be registered as an investment adviser representative, registered representative or salesperson with the SEC, the securities commission of any state or any Self-Regulatory Organization is so registered as such and such registration is in full force and effect and a list of all such registrations is set forth on Schedule 3.1(i)(i).

(ii)Seller has filed and delivered to its Clients, on a timely basis and in a proper manner, and paid the associated fees and assessments for, all registration statements and disclosure documents on Form ADV and comparable and other filings required under Applicable Law.  Seller has delivered to Buyer, true and complete copies of its most recent Form ADV, as amended to date, and all foreign registration forms, each likewise as amended to date.  The information contained in such forms was true and complete at the time of filing and Seller has made all amendments to such form as it is required to make under Applicable Law.  The information contained in Seller’s most recent Form ADV, as amended to date, is true and complete as of the date hereof, and such form does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time of its filing, the Form ADV of Seller did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Neither Seller nor any Person “associated” (as defined in Section 202(a)(17) of the Advisers Act) with Seller has been convicted of any crime or is or has engaged in any conduct or is subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act that would be a basis for denial, suspension or revocation of registration of, or any limitation on the activities of, Seller as an investment adviser under Section 203(e) of the Advisers Act, and to the Principals’ Knowledge, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension, limitation or revocation. Seller is not subject to any limitation imposed in connection with one or more of the Licenses which could reasonably be expected to have a Material Adverse Effect on Seller.

(iii)No employee of Seller conducts activities involving securities (including investment management or investment advisory or subadvisory activities) except (A) as part of his or her employment with Seller; (B) managing his or her own investments or the investments of family members or (C) as stated in Schedule 3.1(i)(iii).

(iv)Neither Seller nor any of its directors, officers, employees, contractors or agents has been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by Governmental Authorities or Self-Regulatory Organizations), disciplinary proceedings, consent decrees, or administrative orders on account of a violation (or alleged violation) of

Applicable Law, and Seller is not on notice of the pendency of any such charge or investigation.

(v)Seller has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act by Seller or any of its Affiliates, directors, officers, employees or other supervised persons, including policies and procedures relating to the following:

(A)portfolio management processes, including allocation of investment opportunities among Clients and consistency of portfolios with Clients’ investment objectives, disclosures by Seller, and applicable regulatory restrictions, including the voting of securities as required by Rule 206(4)-6 promulgated under the Advisers Act and the voting of proxies;

(B)trading practices, including procedures by which the adviser satisfies its best execution obligation, uses Client brokerage to obtain research and other services (“Soft Dollar Arrangements”), and allocates aggregated trades among Clients;

(C)proprietary trading of Seller and personal trading activities of their respective supervised persons, including those policies and procedures designed to prevent the misuse of material nonpublic information or the engagement by an employee or an Affiliate in fraudulent, manipulative or deceptive actions;

(D)the accuracy of disclosures made to Clients and regulators, including account statements and advertisements;

(E)safeguarding of Client assets from conversion or inappropriate use by employees;

(F)the accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

(G)marketing advisory services, including the use of solicitors;

(H)processes to value Client holdings and assess fees based on those valuations;

(I)safeguards for the privacy protection of Client records and information; and

(J)business continuity plans.

Without limiting the generality of the foregoing, Seller (i) has adopted a formal code of ethics complying with Rule 204A-1 promulgated under the Advisers Act; (ii) has adopted a written policy on insider trading complying with Section 204A of the Advisers Act; (iii) has policies with respect to avoiding conflicts of interest which are as stated in the most recent Form ADV filed by it, as amended; (iv) has adopted a written policy on allocations of initial public offerings of securities; (v) has adopted and implemented written policies and procedures with respect to proxy voting complying with Rule 206(4)-6 promulgated under the Advisers Act and (vi) has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder.  Seller has given Buyer true and correct copies of such policies and procedures.  Such policies and procedures comply with Applicable Law, and there have been no material violations (or allegations of violations) of such policies and procedures by Seller or its officers, directors, managers, employees, contractors or agents or the Principals.  Seller has reviewed, no less frequently than annually (or, in the case of the first annual review of such policies and procedures, not later than eighteen (18) months after their initial adoption), the adequacy of such policies and procedures and the effectiveness of their implementation.  Seller has designated Keith Wood as its Chief Compliance Officer responsible for, inter alia, administering such policies and procedures.  Each employee of Seller has executed an acknowledgement that he or she is bound by the terms of the ethics and insider trading policies of Seller.

(vi)Seller has not purchased or redeemed investments of Clients in mutual funds more frequently than permitted by the policies, if any, described in the prospectuses of such mutual funds. To the Principals’ Knowledge, (A) mutual funds in which Seller has invested on behalf of Clients have not processed Seller’s purchase or redemption orders after 4:00 p.m. (Eastern time) on a trading day, yet given Seller the purchase or redemption price applicable to that trading day and (B) the Clients of Seller have received all breakpoint discounts on front end loads to which they are entitled on investments in mutual funds made by Seller on their behalf.

(vii)Except as set forth on Schedule 3.1(i)(vii), no Person other than full-time employees of Seller renders Investment Services to or on behalf of, or solicits Clients with respect to, the provision of Investment Services by Seller.

(viii)Except as set forth in Schedule 3.1(i)(viii), Seller does not provide Investment Services to, or hold a partnership or other equity interest in, any investment vehicle.

(ix)The only places of business (within the meaning of Rule 203A-3(b) under the Advisers Act) of Seller are its offices located at: (i) 135 Route 202/206, Suite 10, Bedminster, New Jersey 07921, and (ii) 821 Alexander Road, Suite 120, Princeton, New Jersey 07921.

(x)Since its inception, Seller has operated each Client account in compliance in all material respects with the objectives, guidelines and restrictions of such Client account, including as set forth in the applicable account guidelines or instructions for such Client account.

(j)Investment Contracts and Clients.

(i)Schedule 3.1(j)(i) sets forth a true and complete listing of (A) each Client as of the date of this Agreement, together with a notation of any arrangement between Seller and another Person (other than the Client) by which Seller pays or receives a fee in connection with the solicitation or provision of Investment Services to such Client; (B) each Contract (including the date thereof and the Client party thereto), and all amendments thereto, in effect on the date hereof relating to the rendering of Investment Services by Seller to each Client or any other person (“Investment Contracts”); (C) the amount of AUM of each Client as of the date hereof and (D) the annualized investment management, investment advisory, consulting or other service fees attributable to each Client as of such date and any fee adjustments in effect or proposed to be instituted.  No Client has expressed an intention to terminate or reduce in any material respect its investment relationship with Seller, or materially adjust the fee schedule with respect to any Investment Contract in a manner which would reduce the fee to Seller.

(ii)Each Investment Contract is in full force and effect, and each Investment Contract and any subsequent renewal has been duly authorized, executed and delivered by Seller and, to the Principals’ Knowledge, each other party thereto, in compliance with any Applicable Law, and is a legal, valid and binding agreement of Seller’s and, to the Principals’ Knowledge, each other party thereto, enforceable in accordance with its terms except as the same may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (B) general principals of equity, whether considered in a proceeding at law or equity.

(iii)Seller and, to the Principals’ Knowledge, each Client is in compliance with the terms of each Investment Contract to which it is a party, and is not currently in default under any of the terms of any such Investment Contract.  There does not exist under any Investment Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute an event of default thereunder on the part of Seller or, to the Principals’ Knowledge, on the part of any other party thereto.  True and complete copies of each Investment Contract for each Client, including a current fee schedule, have been made available to Buyer.

(iv)There have been no complaints by or disputes with Clients that remain unresolved to the Client’s satisfaction.

(v)To the Knowledge of the Seller and the Principals, no basis exists upon which the Principals or Seller would have any liability to any Client (including upon consummation of the transactions contemplated by the Transaction Documents).

(vi)There exists no “out of balance,” “out of proof” or similar condition with respect to any account maintained by Seller on behalf of any Client.

(vii)Each Client or account to which Seller provides Investment Services or with respect to which Seller is a fiduciary under ERISA or Section 4975 of the Code that is (A) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (B) a plan that is subject to Section 4975 of the Code; (C) a plan, such as a governmental or church plan, that is not subject to ERISA but is subject to laws similar to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code (a “Similar Plan”); (D) a Person acting on behalf of any plan referred to in clauses (A), (B) or (C); or (E) an entity whose assets are considered to include the assets of any plan referred to in clause (A), (B) or (C), whether pursuant to Section 3(42) of ERISA, applicable regulations of the Department of Labor or otherwise (each plan, person or entity referred to in clauses (A) through (E) hereinafter referred to as an “ERISA Client”), has been managed by Seller such that Seller in the exercise of such management is in compliance with the applicable requirements of ERISA, the Code and any applicable federal, state, local or non-U.S. law that is substantially similar to the fiduciary provisions of ERISA or the prohibited transaction provisions of ERISA or the Code.  Schedule 3.1(j)(i) identifies each Client that is an ERISA Client with an appropriate footnote identifying the category of ERISA Client, as set forth in clauses (A) through (E).  Seller has produced and made available to Buyer all investment advisory and other agreements governing the relationship between Seller and each ERISA Client.

(viii)In the conduct of the Business with respect to ERISA Clients, Seller and its managers or employees have not (A) breached any provision of ERISA which would subject Seller to liability under ERISA or (B) engaged in a transaction prohibited by Section 406 of ERISA or Section 4975 of the Code which is not subject to an applicable statutory, regulatory or administrative exemption and which would subject Seller to liability or Taxes under Section 409 or 502 of ERISA or Section 4975 of the Code.

(ix)Seller is a “qualified professional asset manager” (a “QPAM”) within the meaning of Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (the “QPAM Exemption”), with respect to each ERISA Client, and the QPAM Exemption is not unavailable with respect to transactions negotiated by or under the authority and general direction of Seller by the application of Part I(e) of the QPAM Exemption.  Except as otherwise provided on Schedule 3.1(j)(ix), neither Seller nor any employee, shareholder or officer of Seller has, at any time during the immediately preceding 10 years, been convicted or released from imprisonment, whichever is later, as a result of any crime listed in Part I(g) of the QPAM Exemption.  Seller is not unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.

(x)Set forth in Schedule 3.1(j)(x) is a list of each Client from which Seller earns or may earn a Performance Fee.

(xi)Except as set forth on Schedule 3.1(j)(xi) and expressly described thereon, there are no Contracts, arrangements or understandings pursuant to which Seller has undertaken or agreed to cap, waive or reimburse any or all fees or charges payable by any of the Clients set forth on Schedule 3.1(j)(i).

(xii)Except as set forth on Schedule 3.1(j)(xii), Seller is not a party to any agreement or arrangement pursuant to which it is entitled to provide or receive compensation as a result of marketing, placement agency or other solicitation services.

(xiii)Except as set forth on Schedule 3.1(j)(xiii), Seller does not act as an investment adviser or subadviser to any wrap fee program account or wrap sponsor.

(k)Records; Copies of Document.  The Books and Records of Seller accurately record all actions taken by its Board of Directors and shareholders, and true and complete copies of the originals of such documents have been delivered or made available to Buyer. Seller has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Agreement and the Schedules delivered to Buyer in connection herewith.

(l)Affiliate Transactions.

(i)Schedule 3.1(l)(i) lists the Contracts, transfers of assets or liabilities or other transactions (including guarantees, keep-well arrangements, credit support arrangements or other similar arrangements), except for the Transaction Documents, whether or not entered into in the ordinary course of business, that are pending or in effect or involve continuing liabilities or obligations of Seller and (A) were entered into by Seller for the benefit of a Principal, an officer or director of Seller, or an Affiliate of Seller or a Principal; or (B) by which Seller, on the one hand, and a Principal, an officer or director of Seller or Affiliate of Seller or a Principal, on the other hand, are or have been a party or otherwise bound or affected.

(ii)Except as disclosed in Schedule 3.1(l)(i), each matter disclosed (or required to be disclosed) in Schedule 3.1(l)(i) was on terms and conditions at least as favorable to Seller as it could have obtained at the time in a comparable arm’s-length transaction with a Person other than the Principal or an Affiliate of the Principal or Seller, as the case may be.

(iii)Except as disclosed in Schedule 3.1(l)(iii), no Principal nor any Affiliate of Seller or any Principal:

(A)Serves as a director, officer, employee, agent or representative of a Person that is a supplier, Client or competitor of, or has a material Contract with, Seller; or

(B)Has received a loan from or is otherwise a debtor of, or made a loan to or is otherwise a creditor of, Seller.

(m)Financial Statements.  Seller has delivered to Buyer: (i) true and complete copies of (A) the unaudited and reviewed consolidated balance sheet of Seller dated December 31, 2014 (such date, the “Reviewed Balance Sheet Date”) and (B) the related unaudited and reviewed consolidated statements of income, stockholders’ equity and cash flows of Seller for the year then ended (items (A) and (B) together, the “Reviewed Financial Statements”); and (ii) true and complete copies of the unaudited consolidated balance sheet of Seller dated December 31, 2013, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (items (i) and (ii) collectively, the “Financial Statements”).  Such Financial Statements present fairly the consolidated financial position, results of operations, stockholders’ equity and cash flows of Seller as at and for the respective periods then ended, and have been prepared in accordance with GAAP.

(n)Risk Management Instruments.  Schedule 3.1(n) describes all interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar risk management arrangements in effect that were entered into by Seller for Seller’s own account, or for the account of one or more Clients (“Risk Management Instruments”).  Each Risk Management Instrument:

(i)was entered into in accordance with prudent business practices and Applicable Law and with counterparties believed to be financially responsible and creditworthy at the time; and

(ii)is in full force and effect and constitutes the valid and legally binding obligation of Seller and, to the Principals’ Knowledge, each other party to it, enforceable against Seller and, to the Principals’ Knowledge, each other party to it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

There is no event of default or event or condition that, after notice or lapse of time or both, would constitute an event of default under a Risk Management Instrument on the part of Seller or, to the Principals’ Knowledge, on the part of any other party to it.  To the Principals’ Knowledge, there are no grounds to believe that any party to a Risk Management Instrument intends to terminate, or where applicable not renew, the Risk Management Instrument.

(o)Accounts Receivable; Escheat Property.

(i)Accounts Receivable.  Subject to any reserves in the Reviewed Financial Statements, the Accounts Receivable shown on the Reviewed Financial Statements and all Accounts Receivable arising subsequent to such date: (A) are valid; (B) have arisen solely out of bona fide performance of services and other business transactions in the ordinary course of business consistent with past practice, in each case, with Persons other than Affiliates and (C) are not subject to any prior Lien and are not subject to valid defenses, set-offs or counterclaims, and there are no refunds, discounts or other adjustments payable in respect of such Accounts Receivable.  The Principals have no reason to believe that the Accounts Receivable will not be collected in accordance with their terms at their recorded amounts, subject only to any reserve for doubtful accounts on the Reviewed Financial Statements.

(ii)Escheat Property.  Seller has no liability under any Applicable Law pertaining to abandoned property, escheatment or other similar laws with respect to return of fees, outstanding payables, unclaimed checks or other similar matters.

(p)No Undisclosed Liabilities.

(i)Seller has no debt, obligation, or liability, absolute, fixed, contingent, or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim or any off-balance sheet financial obligation, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition, except (A) those specifically reflected or reserved against on the Reviewed Financial Statements (but only to the extent so reflected or reserved against); (B) liabilities incurred in the ordinary course of business since the date of the Reviewed Financial Statements consistent with past practices and (C) liabilities that are created under this Agreement or are set forth on the Schedules pursuant to the terms of the applicable provisions requiring disclosures on such Schedules.

(ii)Except as set forth on Schedule 3.1(p)(ii), Seller has no outstanding Indebtedness.

(q)Operations Since the Reviewed Balance Sheet Date.

(i)Since the Reviewed Balance Sheet Date, Seller has conducted its business, in all material respects, in the ordinary course and no Material Adverse Effect has occurred with respect to Seller.

(ii)Since the Reviewed Balance Sheet Date, Seller has not:

(A)entered into or assumed a Contract or Risk Management Instrument, or entered into or permit any amendment, supplement, waiver or other modification of a Contract or Risk Management Instrument, except (other than for an Investment Contract) in the ordinary course of business consistent with past practice;

(B)taken any action impairing, terminating or waiving any of its rights in a Contract, Risk Management Instrument or assets (except in the ordinary course of business consistent with past practice);

(C)entered into any transactions with Affiliates or otherwise of a type within Section 3.1(l);

(D)merged or consolidated with, purchased substantially all the assets of, or otherwise acquired, a Person;

(E)incurred Indebtedness;

(F)loaned or advanced funds;

(G)settled, compromised or cancelled any debt owing to it (except in the ordinary course of business consistent with past practice and in the aggregate not exceeding $50,000 for Seller);

(H)hired any new employee;

(I)terminated an employee’s employment or changed an employee’s duties;

(J)granted an employee an increase in their existing, or committed to provide additional, compensation or compensatory arrangements of any type (except increases granted to non-professional employees in the ordinary course of business consistent with past practice) or entered into or amended any agreement or commitment to pay any severance, change of control or termination pay to any Person, or made any such payment other than as required by existing employment, severance or change of control agreements;

(K)adopted, amended, renewed or terminated (or given notice of termination of) any Compensation and Benefit Plan or plan that would, upon adoption, be a Compensation and Benefit Plan;

(L)permitted employees to conduct investment management, investment advisory, subadvisory or broker-dealer activities except (1) as part of their employment with Seller; (2) managing their own investments or the investments of family members or (3) as stated in Schedule 3.1(i)(iii);

(M)made a Tax election, amended a Tax Return, entered into a closing agreement, settled a Tax claim or assessment, surrendered a right to claim a Tax refund, or consented to an extension or waiver of the limitation period applying to a Tax with respect to it, its assets, or the Business;

(N)sold, transferred or otherwise disposed of a material asset;

(O)expended, or committed to expend, funds for capital expenditures of more than $25,000 in the aggregate for Seller;

(P)entered into a new line of business unrelated to the Business;

(Q)created, suffered the imposition of, permitted to exist, or assumed any Lien on any material asset;

(R)suffered any material damage, destruction or casualty loss including with respect to any assets or property (whether or not covered by insurance);

(S)delayed or postponed the payment of accounts payable and/or other liabilities, except in the ordinary course of business consistent with past practice, or accelerated or caused the acceleration of the collection or receipt of any accounts receivable, except in the ordinary course of business consistent with past practice;

(T)changed accounting principles, policies, practices or related methodologies, except as required by GAAP or changed any of its methods of reporting income and deductions for federal income Tax purposes, except as required by changes in Applicable Law;

(U)settled or compromised any Legal Proceeding involving any liability for money damages or any restrictions upon any of its operations or that have been or may be precedential with respect to other Legal Proceedings that may involve such damages or restrictions;

(V)closed any offices at which business was conducted or opened any new offices;

(W)granted any Person a power of attorney or similar authority;

(X)terminated any property and casualty, errors and omissions, liability or any other insurance policies covering the Business or permitted any such policies to expire or terminate; or

(Y)agreed or committed to take any of the actions in this Section 3.1(q)(ii).

(r)Taxes.

(i)Seller, with respect to the Business, has filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with Applicable Law in all material respects, and each such Tax Return is true, accurate and complete in all material respects.  Seller, with respect to the Business, has timely paid all Taxes shown on Tax Returns.

(ii)With respect to the Business, Seller has timely withheld and timely paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any member, employee, creditor, independent contractor or other Person.

(iii)With respect to the Business, Seller has properly classified any Person providing services to it as an employee or independent contractor under Applicable Law.

(iv)With respect to the Business, Seller has timely collected all sales, use and value added Taxes required or permitted to be collected by it, and each of the foregoing has timely remitted all such Taxes to the appropriate Governmental Authority.

(v)None of the Acquired Assets of Seller (A) directly or indirectly secure any debt, the interest on which is tax exempt under Section 83(a) of the Code; (B) are treated as tax exempt bond financed property under Section 168(g)(5) of the Code or (C) are treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.  Seller has not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(vi)Seller is not a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Acquired Assets.

(vii)No Tax Return of Seller, with respect to the Business, is under audit or examination by any Governmental Authority, and no notice of such an audit or examination has been received by Seller.  Each deficiency resulting from any audit or examination relating to any such Taxes by any Governmental Authority has been paid.  Seller has not given, nor is there a pending request to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to any such Taxes.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Seller.

(viii)There are no Liens with respect to Taxes (other than Taxes not yet due and payable) on any of the Acquired Assets.

(ix)No claim has been made by any Governmental Authority in a jurisdiction where Seller, with respect to the Business, does not currently file Tax Returns that Seller is or may be subject to Tax by such jurisdiction, nor has any Governmental Authority threatened to make such an assertion.

(x)There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to Seller, with respect to the Business, that are, or if issued would be, binding on Seller for any full or partial taxable period beginning on or after the Closing Date.

(s)Contracts.

(i)Schedule 3.1(s) sets forth each of the following Contracts, in each case other than Investment Contracts, to which Seller is a party, or by which it is bound or to which any of its properties or assets are subject:

(A)Any Contract providing for annual payments in excess of $10,000 or aggregate payments in excess of $25,000 which are not cancelable at will by Seller without penalty;

(B)Any partnership, joint venture, limited liability company or other similar Contract;

(C)Any executory Contract relating to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (including, but not limited to, any asset purchase agreement, stock purchase agreement, merger agreement or other acquisition or divestiture agreement) or any letter of intent or other Contract relating to any of the foregoing executed since Seller’s inception;

(D)Any finder’s agreement or arrangement for soliciting, distributing, selling or promoting Investment Services by or to Seller;

(E)Any custody arrangement, transfer agent agreement, services agreement, or similar agreement;

(F)Any Soft Dollar Arrangements;

(G)Any employment, consulting, severance or agency and other compensation agreements, plans and arrangements, other than Compensation and Benefits Plans;

(H)Any outstanding indenture, mortgage, promissory note, loan agreement, guarantee or other Contract or commitment for Indebtedness of Seller;

(I)Any capital lease obligation or commitment to make a capital expenditure to which Seller is a party;

(J)Any material License, or similar Contract material to Seller, or any agreement relating to any trade name or Intellectual Property right that is material to Seller;

(K)Any agreement or arrangement involving payments based on Seller’s profits or revenues;

(L)Any agreement for the sharing or capping of fees or other payments Seller receives from a Client or other Person, or the sharing of another Person’s expenses;

(M)Any indemnification agreement other than in connection with a contract under which annual payments are less than $10,000 and aggregate payments are less than $25,000; and

(N)Any exclusive dealing Contract or any Contract that materially limits the freedom of Seller (or any employee of Seller) to compete in any line of business or with any Person or in any area, to hire any Person or to solicit any existing or potential clients, or that would so limit their freedom (or the freedom of Buyer or any of its Affiliates) after the Closing.

A true and complete copy of each such written Contract (and all schedules, exhibits and amendments thereto) and a summary of the material provisions of any oral Contract has been delivered or otherwise made available to Buyer.

(ii)With respect to each Contract: (A) each such Contract is valid, binding, enforceable and in full force and effect; (B) will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following consummation of the transactions contemplated by the Transaction Documents; (C) neither Seller nor any other party is in breach or default and no event has occurred which with notice or lapse of time or both would constitute a breach or default by Seller or any such other party, or permit termination, modification or acceleration by Seller or any such other party under the Contract; (D) Seller has not, and to the Principals’ Knowledge, no other party has, repudiated any provision of any such Contract and (E) neither Seller nor any of the Principals has received any notice that the other party to any such Contract intends to exercise any termination rights, or where applicable not renew, any such Contract.

(t)Employee Benefit Plans.

(i)Schedule 3.1(t)(i) lists the current employees of Seller, their respective base and total salaries or wages and other compensation, and their dates of employment, positions, vacation entitlement and accrued vacation time.

(ii)Schedule 3.1(t)(ii) contains a complete list of all plans, programs, policies, practices, contracts, agreements or other arrangements (written or oral) providing for deferred compensation, welfare, medical, dental, health, disability, life insurance, pension, retirement, profit sharing, thrift, savings, employee ownership, bonus, severance, termination pay, change of control, vacation, paid time off, leave of absence, employee assistance, automobile leasing/subsidy/allowance, relocation, family support, performance awards, stock, restricted stock, stock options or other stock-related or equity-based award, fringe or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, maintained, contributed to or required to be contributed to by Seller, or providing benefits to any of their employees or former employees, managers or former managers, or their beneficiaries, or pursuant to which Seller has or may have any liability, contingent or otherwise (the “Compensation and Benefit Plans”).  True and complete copies of all Compensation and Benefit Plans, including any related funding agreements (e.g., trust instruments and/or insurance Contracts, if any, forming a part thereof), any custodial, administrative, recordkeeping, investment management and other service agreements, plus all amendments thereto, the current summary plan description and all subsequent summaries of material modifications, the most recent IRS determination letter for each Compensation and Benefit Plan that is intended to qualify for favorable income tax treatment under Code Section 401(a) or 501(c)(9), which determination letter reflects all amendments that have been made to such Compensation and Benefit Plan, the three (3) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Compensation and Benefit Plan and the three most recent actuarial reports, and any governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials, have been delivered or made available to Buyer.

(iii)All Compensation and Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Multiemployer Plans”), are in compliance with the applicable provisions of ERISA, the terms of such plans and, as applicable, the requirements for any intended tax qualification under relevant sections of the Code.  Any trust which forms a part of any such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code.  Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is qualified and has received a favorable determination letter from the IRS that covers the tax legislation known under the acronym of “GUST,” and has received a favorable determination letter from the IRS that covers the Economic Growth and Tax Relief and Reconciliation Act of 2001 (“EGTRRA”), or the EGTRRA remedial amendment period is still available to such plan, and, to the Principals’ Knowledge, there are no circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or, if such Compensation and Benefit Plan is based on a preapproved plan, Seller has received an advisory or opinion letter from the provider of such Compensation and Benefit Plan issued by the IRS that the form of the plan is acceptable under Section 401(a) of the Code.  There is no pending or, to the Principals’ Knowledge, threatened claim or litigation relating to the Compensation and Benefit Plans (other than routine claims for benefits).  Seller has not engaged in a transaction with respect to any Compensation and Benefit

Plan that could subject Seller to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in a material amount.

(iv)No Compensation and Benefit Plan is currently being audited or investigated by the IRS, the United States Department of Labor or other Governmental Authority or Self-Regulatory Organization that has jurisdiction over such Compensation and Benefit Plan, and Seller has not received any notice of a pending audit of any Compensation and Benefit Plan from any authority.

(v)Neither Seller nor any ERISA Affiliate has any liability, actual or contingent, under Title IV of ERISA, and neither Seller nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to maintain or contribute to, any plan that is either covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412, 430 and 436 of the Code or Sections 302 and 303 of ERISA.  For these purposes, an “ERISA Affiliate” is any person or entity that is or has at any time been considered a single employer with Seller under Section 4001(b) of ERISA or Section 414 of the Code.  Neither Seller nor any ERISA Affiliate presently contributes to a Multiemployer Plan, nor has it contributed to nor had any obligation to contribute to a Multiemployer Plan since Seller’s inception.

(vi)All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or accrued for on Seller’s books.

(vii)Seller has no obligations for retiree or other post-retirement health, life or other welfare benefits under any plan (other than group health plan continuation coverage required to be provided by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state law (together, “COBRA”)), nor are any such benefits provided for in any Compensation and Benefit Plan.  Seller and the ERISA Affiliates have at all times complied with COBRA.  There are no restrictions on the rights of Seller to amend or terminate any Compensation and Benefits Plan on no more than sixty (60) days’ notice without incurring any liability thereunder.

(viii)No Compensation and Benefit Plan is part of, or has at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.  No Compensation and Benefit Plan is or was at any time a multiple employer plan as defined in Section 210 of ERISA, and neither Seller nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.  Each Compensation and Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA is fully insured.

(ix)Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.1(t)(ix).  Since January 1, 2005, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.1(t)(ix) that is or has been in any part subject to Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(x)Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, either alone or together with any other event, will (A) result in any severance or similar payment becoming due to any manager or any employee of Seller; (B) increase the amount of any benefits or compensation otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of, or triggering any payment of, any such benefit or compensation.

(u)Labor Matters.

(i)Seller is in compliance with all Applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, immigration, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters.  Seller is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against Seller before the National Labor Relations Board.

(ii)Seller is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or labor organization, nor has it agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any of the employees of Seller.  There are no pending or threatened charges or complaints alleging sexual or other harassment or other discrimination by Seller or any of its employees, agents or representatives.

(iii)To the Knowledge of Seller, all employees of Seller are: (i) United States citizens, or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service); or (iv) aliens who have been continually employed by Seller since the applicable date of hire.  Seller has not been the subject of an immigration compliance or employment visit from or audit by, nor has Seller been assessed any fine or penalty by, or been the subject of any order or directive of, any Governmental Authority.

(v)Insurance.  Schedule 3.1(v) sets forth a list of all of the insurance policies, binders or bonds maintained by or on behalf of Seller, including the policy type and number, name of the insurer and insured, coverage and deductible amounts, effective date and expiration date.  Seller is insured with reputable insurers against such risks and in such amounts as is consistent with industry practices.  All of the policies, binders and bonds are in full force and effect; Seller is not in default thereunder; all claims thereunder have been filed in due and timely fashion, and Seller has not received any written or oral notice of cancellation or termination with respect to any such policy, binder or bond.

(w)Intellectual Property.

(i)Schedule 3.1(w)(i) lists the Intellectual Property owned or licensed by Seller and material to the Business (collectively, the “Seller Intellectual Property”).  Seller Intellectual Property constitutes all Intellectual Property used or held for use by Seller in connection with, necessary for the conduct of, or otherwise material to the Business.  Seller Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under Applicable Law.  Such registrations, filings or issuances remain in full force and effect.

(ii)Seller owns, or has a valid license to use, Seller Intellectual Property, free from Liens and free from requirements of past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions (except for Permitted Liens and except as stated in Schedule 3.1(w)(ii)).

(iii)The use of Seller Intellectual Property in the business of Seller as it is currently conducted does not infringe any third party’s right, and no claim or demand has been made or threatened to that effect.  No third party is infringing Seller’s rights with respect to Seller Intellectual Property.  The consummation of the transactions contemplated by the Transaction Documents will not impair Buyer’s right to use Seller Intellectual Property on the same terms and conditions as in effect before the Closing.

(iv)Seller has established and maintains a commercially reasonable security program, including the use of technology, practices, procedures and processes meeting or exceeding industry standards that are designed to protect the integrity of the transactions executed through its systems, including using encryption and/or other security protocols and techniques when appropriate.

(v)Seller has used its best efforts to protect the integrity and confidentiality of the trade secrets contained within Seller Intellectual Property.  There have been no unauthorized disclosures of such trade secrets and all disclosures of trade secrets have been made pursuant to confidentiality agreements commercially reasonable in form and substance and effective to protect the proprietary nature of such trade secrets.  There have been no breaches of any such confidentiality agreements.

(x)Personal Information.  Seller has established measures that comply in all material respects with Applicable Law regarding data security, privacy and the use of data and information.  Without limitation, Seller has established adequate measures that comply in all material respects with all requirements of Applicable Law pertaining to: (i) the protection of trade secret information in its possession, custody or control; (ii) the protection of the confidentiality, integrity and security of their computer systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption; and (iii) the collection, use, importation, or exportation of personally identifiable information.  To the Knowledge of Seller and the Principals, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access or unauthorized use of any data or information within the past two (2) years.

(y)Competitive Restrictions.  None of any of the Principals or Seller or any of its directors, officers, or employees, is restricted under an agreement or understanding from competing with any Person in any respect related to, or from carrying out, the Business, or otherwise providing Investment Services or from soliciting any Person to be a client or employee of Seller.

(z)Corrupt Practices.

(i)None of the Principals has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax laws, embezzlement or other fraudulent conversion or misappropriation of property.

(ii)Neither Seller nor any of the Principals, with respect to the Business, has made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by Applicable Law.  Neither Seller nor any of the Principals, with respect to the Business, has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority or any fiduciary of a Client.

(aa)No Brokers or Finder.  Neither Seller nor any of the Principals has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the transactions contemplated hereby or thereby, except that Seller has employed Coady Diemar Partners as its investment banker (the “Seller’s Investment Banker”). Seller shall be solely responsible to pay any and all fees, commissions or other payments due and owing to the Seller’s Investment Banker pursuant to written agreements entered with such broker and Seller indemnifies, defends and holds Buyer harmless from any claims for non-payment or otherwise by the Seller’s Investment Banker.

(bb)Third Parties’ Business Operations.  Except as stated in Schedule 3.1(bb), Seller has not allowed any Person to use its assets, properties or other resources to conduct any type of business other than the Business.  Seller does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, relating to such uses disclosed in Schedule 3.1(bb).

(cc)Safe Deposit Boxes and Bank Accounts.  Schedule 3.1(cc) lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains safe deposit boxes or lock boxes or bank accounts and the names of all Persons authorized to have access to such boxes and accounts.

(dd)Power of Attorney.  Seller has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

(ee)Indemnification.  Other than pursuant to the provisions of their Organizational Documents, Seller is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of Seller (a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification by Seller if such provisions were deemed in effect.

(ff)AML Standards.  Seller has provided Buyer with copies of policies and procedures adopted by Seller for verification of the identity of new Clients and new customers of Seller.

(gg)Real Property.  Seller does not own any real property.  Schedule 3.1(gg) sets forth a list of all real property leased by Seller as of the date hereof (the “Seller Real Property”).  Except as set forth on Schedule 3.1(gg), Seller (i) is not in material breach or default under any of the real property leases to which it is a party and (ii) has not subleased, licensed or otherwise granted any Person the right to use or occupy any of Seller Real Property or any portion thereof.  Each lease set forth on Schedule 3.1(gg) is in full force and effect and is not subject to any Liens other than Permitted Liens.  Seller has not received any notice that either the whole or any material portion of any of Seller Real Property is to be condemned, requisitioned or otherwise taken by any public authority.  To the Principals’ Knowledge there are no public improvements that will be made that may result in special assessments against or otherwise affect any of Seller Real Property, and Seller has not received any notice thereof.

(hh)Disclosure.  No representation or warranty by Seller in this Agreement, and no statement or certificate furnished or to be furnished by or on behalf of Seller, or any Person acting on behalf of Seller, to Buyer or its representatives in connection with or under this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

Section 3.2.  Representations and Warranties Concerning the Principals.  As an inducement to Buyer to enter into this Agreement, each of the Principals represents and warrants, as to himself, to Buyer as follows:

(a)Capacity.

(i)Such Principal has the legal capacity to execute and deliver each Transaction Document to which he is a party, to perform his obligations under such Transaction Documents, and to consummate the transactions hereunder and thereunder to which he is a party.

(ii)Such Principal has (or, with respect to any Transaction Document delivered at the Closing, will) duly executed and delivered the Transaction Documents to be executed and delivered by him under this Agreement.

(iii)The Transaction Documents constitute (or, when executed and delivered, will constitute) valid and legally binding obligations of such Principal, enforceable against him in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)No Conflicts.  With respect to such Principal, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving of notice, the lapse of time or both:

(i)conflict with, or result in a breach of, a provision of, or constitute a default (or any event that, with or without due notice or lapse of time or both, would constitute such a default) under, or result in the termination of, or require the consent of any party to, any Contract to which he is a party or by which he or any of his assets or properties is bound;

(ii)give rise to a right of termination, cancellation or acceleration of an obligation or loss of a benefit affecting, or result in the imposition of any Liens on, any of his assets; or

(iii)violate Applicable Law.

(c)Consents; Governmental Approvals.  Such Principal does not need any Consent or Governmental Approval in connection with:

(i)executing and delivering the Transaction Documents;

(ii)performing his obligations under the Transaction Documents; and

(iii)consummating the transactions contemplated by the Transaction Documents.

(d)Ownership of Acquired Personal Goodwill.  Such Principal owns the Acquired Personal Goodwill attributable to him, and, at the Closing, Buyer will be vested with good and marketable title to such Acquired Personal Goodwill, free and clear of all Liens.

(e)Litigation.  There are no Legal Proceedings pending or, to the Knowledge of such Principal, threatened against such Principal or to which such Principal or any of his properties or assets are subject, and Seller has not received notice thereof, that would affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(f)Employment Agreements.  Except as set forth on Schedule 3.2(f), such Principal does not have, and has not had at any time within the preceding two (2) years, any employment agreement with Seller, and is not subject to any agreement with Persons other than Seller limiting such Principal’s ability to compete with Seller, solicit clients of Seller or solicit employees of Seller.

(g)Brokers. Neither such Principal, nor any of his Affiliates, has incurred or will incur any liability for a fee or commission to a broker, finder, investment banker or other intermediary in connection with the Transaction Documents or the transactions contemplated hereby or thereby.

(h)Investment Representations.

(i)Each of the Principals (A) acknowledges that the L.P. Class B Units and shares of SAMG Class B Common Stock to be issued and delivered to him pursuant to this Agreement are being acquired for his own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such L.P. Class B Units or shares of SAMG Class B Common Stock or any part thereof at any particular time or under any predetermined circumstances; (B) acknowledges that the L.P. Class B Units and shares of SAMG Class B Common Stock to be issued and delivered to it or him pursuant to this Agreement have not been registered pursuant to the Securities Act or the securities laws of any state, that no state has made any finding or determination relating to the fairness to him of the transactions contemplated by the Transaction Documents and that no securities administrator of any state has recommended or endorsed, or will recommend or endorse, the offering of the L.P. Class B Units or SAMG Class B Common Stock to him; (C) represents that he will not resell such L.P. Class B Units or shares of SAMG Class B Common Stock except pursuant to an effective registration statement (in which case he will resell such L.P. Class B Units or shares of SAMG Class B Common Stock only in accordance with the requirements of Applicable Law with respect to sales pursuant to such registration statement) or an exemption from the registration requirements of the Securities Act and, where applicable, state securities or “blue sky” laws; (D) acknowledges and agrees that Buyer will not register any transfer of any such L.P. Class B Units or shares of SAMG Class B Common Stock in the absence of an effective registration statement (and a certificate from him as to compliance of the transfer with the requirements of Applicable Law with respect to sales pursuant to such registration statement) or an opinion of counsel satisfactory to Buyer to the effect that no such registration is required; (E) represents that he is an “accredited investor” as defined in Rule 501(a) under the Securities Act and is capable of bearing the risk of an investment in the L.P. Class B Units and shares of SAMG Class B Common Stock being issued and delivered to him; and (F) acknowledges that the transfer of the L.P. Class B Units or shares of SAMG Class B Common Stock is further restricted pursuant to the terms of the Silvercrest Limited Partnership Agreement and the Exchange Agreement and Resale and Registration Rights Agreement.

(ii)Each of the Principals (A) acknowledges that he has no right to require Buyer to register the L.P. Class B Units or shares of SAMG Class B Common Stock being issued and delivered to him; (B) is a sophisticated investor with knowledge and experience in financial and business matters; (C) is capable of evaluating the risks and merits of the acquisition of the  L.P. Class B Units and shares of SAMG Class B Common Stock; (D) has the capacity to protect his own interests; and (E) has adequate means of providing for his current needs and contingencies and has no need for liquidity of an investment in Buyer.

(iii)Each of the Principals acknowledges that Buyer has given him the opportunity to ask questions of the officers and management of Buyer, to obtain additional information about the business and financial condition of Buyer, access the facilities, books and records relating to Buyer’s business in order to evaluate the acquisition of the L.P. Class B Units and shares of SAMG Class B Common Stock, and review and discuss the terms of the Silvercrest Limited Partnership Agreement, the Exchange Agreement, the Resale and Registration Rights Agreement and the Tax Receivable Agreement with its or his counsel.

(iv)Each of the Principals acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by it or him and that no solicitation or advertisement with respect to the offering of the L.P. Class B Units or shares of SAMG Class B Common Stock has been made to it or him.

(v)Each of the Principals acknowledge that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the L.P. Class B Units or shares of SAMG Class B Common Stock or Silvercrest, SAMG or Buyer have been made by Buyer, any member of Buyer, or any employee or representative or Affiliate of Buyer; that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to him shall not constitute any representation or warranty of any kind or nature, express or implied; and that as a member of Silvercrest, he may receive allocations of taxable income or gain with respect to his L.P. Class B Units that exceed any distribution that he may receive from Silvercrest.

(vi)EACH OF THE PRINCIPALS ACKNOWLEDGES THAT HE HAS RELIED SOLELY UPON HIS OWN TAX AND OTHER LEGAL ADVISORS CONCERNING THE TAX AND OTHER LEGAL ASPECTS OF AN INVESTMENT IN THE L.P. CLASS B UNITS AND SHARES OF SAMG CLASS B COMMON STOCK AND HE ACKNOWLEDGES THAT NONE OF SILVERCREST, SAMG OR BUYER HAS MADE ANY REPRESENTATIONS AND WARRANTIES RELATING TO THE TAX OR LEGAL CONSEQUENCES OF AN INVESTMENT IN THE L.P. CLASS B UNITS OR SHARES OF SAMG CLASS B COMMON STOCK.

(vii)For purposes of this Section 3.1(h), references to L.P. Class B Units and SAMG Class B Common Stock shall include any securities which may be paid as a distribution thereon or with respect thereto or issued or delivered in exchange therefor.

(i)Disclosure.  No representation or warranty by such Principal in this Agreement, nor any statement or certificate furnished or to be furnished by or on behalf of such Principal, or any Person acting on behalf of such Principal, to Buyer or its representatives in connection with or under this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER, SILVERCREST AND SAMG

Section 4.1.  Representations and Warranties of Buyer.  As an inducement to Seller and the Principals to enter into this Agreement, Buyer represents and warrants to Seller and the Principals as follows:

(a)Existence and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the states of the United States listed on Schedule 4.1(a) and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Buyer has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets.  Before the date of this Agreement, Buyer has made available to Buyer a true and complete copy of Buyer’s certificate of formation and operating agreement, each as amended to such date, and all such documents are in full force and effect.  Buyer is not in default under or in violation of any provision of its Organizational Documents.

(b)Authorization and Validity.  Buyer has all necessary limited liability company power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, and no other proceedings on the part of Buyer are necessary to authorize any such Transaction

Document and the transactions contemplated hereby and thereby.  The Transaction Documents to which Buyer is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by Buyer and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c)Regulatory Consents.  Except as listed on Schedule 4.1(c), no notices, reports or other filings are required to be made by Buyer with, and no Consents or registrations are required to be obtained by it from, any Governmental Authority or any Self‑Regulatory Organization in connection with the execution, delivery and performance of the Transaction Documents by it and the consummation by it of the transactions contemplated hereby and thereby.

(d)No Conflicts.  Except as listed on Schedule 4.1(d), the execution, delivery and performance of the Transaction Documents to which it is a party by Buyer does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i)Violate or conflict with the Organizational Documents of Buyer; or

(ii)Violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or require the consent of any party to, any term or provision of any Contract of or binding on Buyer, or result in the creation or imposition of any Lien on the properties or assets of Buyer.

(e)No Brokers or Finders.  Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the transactions contemplated hereby or thereby.

(f)Compliance With Laws.  Except as set forth on Schedule 4.1(f), since January 1, 2010, the business of Buyer has been conducted in all material respects in accordance with Applicable Law.  Except as set forth on Schedule 4.1(f), each of Buyer, and, to Buyer’s Knowledge, Buyer’s officers, directors, managers, agents, contractors and employees (as applicable):

(i)Has all Licenses and Governmental Approvals and has made all filings, applications and registrations with all Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to conduct the business of Buyer as presently conducted; all such Licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely;

(ii)Is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority, relating to any aspect of the business or affairs or properties or assets of Buyer, including those which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of Buyer;

(iii)Has not been charged or, to Buyer’s Knowledge, threatened with, and is not under investigation with respect to, any violation of any provision of any Applicable Law, including any federal or state securities law or regulation applicable to the business or affairs or properties or assets of Buyer, affecting Buyer or the transactions contemplated by the Transaction Documents, or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of Buyer;

(iv)Is not required to be registered or appointed as a broker, dealer, commodity trading adviser, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, FINRA, the Commodity Futures Trading Commission, the National Futures Association, or any other applicable Governmental Authority or Self-Regulatory Organization, or under any Applicable Law; and

(v)Is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization.

(g)Investment Advisory Activities.

(i)Buyer is and has, since its inception, been duly registered as an investment adviser under the Advisers Act.  Buyer is duly registered or licensed under Applicable Law as an investment adviser in each state, foreign country or other jurisdiction in which the nature of its business so requires.  Each such registration is in full force and effect.  Buyer is and has, since its inception, been engaged solely in the business of providing Investment Services and ancillary services including family office services, financial and tax planning, tax preparation, trust services and concierge services.  Each Person engaged or employed by Buyer who is required to be registered as an investment adviser representative with the securities commission of any state or is so registered as such and such registration is in full force and effect and a list of all such registrations is set forth on Schedule 4.1(g)(i).

(ii)Buyer has filed and delivered to its clients, on a timely basis and in a proper manner, and paid the associated fees and assessments for, all registration statements and disclosure documents on Form ADV and comparable and other filings required under Applicable Law.  Buyer has delivered to Seller, a true and complete copy of its most recent Form ADV, as amended to date, and all foreign registration forms, each likewise as amended to date.  The information contained in such forms was true and complete at the time of filing and Buyer has made all amendments to such forms as it is required to make under any Applicable Laws.  The information contained in Buyer’s most recent Form ADV, as amended to date, is true and complete as of the date hereof, and such form does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At each time of its filing, the Form ADV of Buyer has not contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Neither Buyer nor any Person “associated” (as defined in Section 202(a)(17) of the Advisers Act) with Buyer has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of, or any limitation on the activities of, Buyer as an investment adviser under Section 203(e) of the Advisers Act, and to Buyer’s Knowledge, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension, limitation or revocation.  Buyer is not subject to any limitation imposed in connection with one or more of the Licenses which could reasonably be expected to have a Material Adverse Effect on Buyer.

(h)Disclosure.  No representation or warranty by Buyer in this Agreement, nor any statement or certificate furnished or to be furnished by or on behalf of Buyer, or any Person acting on behalf of such a Person, to Seller or the Principals or their representatives in connection with or under this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

Section 4.2.  Representations and Warranties of Silvercrest.  As an inducement to Seller and the Principals to enter into this Agreement, Silvercrest represents and warrants to Seller and the Principals as follows:

(a)Existence and Good Standing.  Silvercrest is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the states of the United States listed on Schedule 4.2(a) and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Silvercrest has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets.  Before the date of this Agreement, Silvercrest has made available to Seller a true and complete copy of the Silvercrest Limited Partnership Agreement, as amended to such date, and such document is in full force and effect.  Silvercrest is not in default under or in violation of any provision of its Organizational Documents.

(b)Authorization and Validity.  Silvercrest has all necessary limited partnership power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, and no other proceedings on the part of Silvercrest are necessary to authorize any such Transaction Document and the transactions contemplated hereby and thereby.  The Transaction Documents to which Silvercrest is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by Silvercrest and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of Silvercrest, enforceable against Silvercrest in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c)Capitalization.

(i)Schedule 4.2(c)(i) sets forth the capitalization of Silvercrest as of March 11, 2015.  Except as set forth on Schedule 4.2(c)(i), there are no existing Rights agreements or commitments obligating or which might obligate Silvercrest to issue, transfer, sell or redeem any securities of Silvercrest.  No L.P. Class B Units have been issued in violation of Applicable Law.

(ii)Other than the Silvercrest Limited Partnership Agreement or as set forth on Schedule 4.2(c)(ii), there are no partner agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of any L.P. Class B Units.

(iii)Except as listed on Schedule 4.2(c)(iii) hereto, Silvercrest: (A) does not have any Subsidiaries; (B) does not own, directly or indirectly, any capital stock of or other equity interest or proprietary interest in any Person or in any other entity or enterprise; (C) does not serve as a general partner or limited partner of any partnership or as a managing member or member of any limited liability company; (D) is not an Affiliate of any other Person; (E) is not a party to any joint venture, profit-sharing, or similar agreement regarding the profitability or financial results of Silvercrest or the division of revenues or profits of Silvercrest and (F) does not own or have any Contract to acquire or dispose of any equity securities or other securities of any Person or any direct or indirect equity or ownership in any business.

(iv)(A) Silvercrest is treated as a partnership for U.S. federal income tax purposes, (B) Silvercrest owns 100% of the membership and other ownership interests in Buyer, and (C) accordingly, Buyer is disregarded as an entity separate from Silvercrest for U.S. federal income tax purposes.

(d)Regulatory Consents.  Except as listed on Schedule 4.2(d), no notices, reports or other filings are required to be made by Silvercrest with, and no Consents or registrations are required to be obtained by it from, any Governmental Authority or any Self‑Regulatory Organization in connection with the execution, delivery and performance of the Transaction Documents by it and the consummation by it of the transactions contemplated hereby and thereby.

(e)No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by Silvercrest does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i)Violate or conflict with the Organizational Documents of Silvercrest; or

(ii)Violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or require the consent of any party to, any term or provision of any Contract of or binding on Silvercrest, or result in the creation or imposition of any Lien on the properties or assets of Silvercrest.

(f)No Brokers or Finders.  Silvercrest has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the transactions contemplated hereby or thereby.

(g)Disclosure.  No representation or warranty by Silvercrest in this Agreement, nor any statement or certificate furnished or to be furnished by or on behalf of Silvercrest, or any Person acting on behalf of such a Person, to Seller or the Principals or their representatives in connection with or under this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

Section 4.3.    Representations and Warranties of SAMG.  As an inducement to Seller and the Principals to enter into this Agreement, SAMG represents and warrants to Seller and the Principals as follows:

(a)Existence and Good Standing.  SAMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the states of the United States listed on Schedule 4.3(a) and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  SAMG has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets.  Before the date of this Agreement, SAMG has made available to Seller a true and complete copy of the SAMG certificate of incorporation and by-laws, as amended to such date, and such documents are in full force and effect.  SAMG is not in default under or in violation of any provision of its Organizational Documents.

(b)Authorization and Validity.  SAMG has all necessary corporate power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, and no other proceedings on the part of SAMG are necessary to authorize any such Transaction Document and the transactions contemplated hereby and thereby.  The Transaction Documents to which SAMG is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by SAMG and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of SAMG, enforceable against SAMG in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c)Capitalization.

(i)Schedule 4.3(c)(i) sets forth the capitalization of SAMG as of March 11, 2015.  Except as set forth on Schedule 4.3(c)(i), there are no existing Rights agreements or commitments obligating or which might obligate SAMG to issue, transfer, sell or redeem any securities of SAMG.  No shares of SAMG Class B Common Stock have been issued in violation of Applicable Law.

(ii)Other than as set forth on Schedule 4.3(c)(ii), there are no member agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of any shares of SAMG Class B Common Stock.

(iii)Except as listed on Schedule 4.3(c)(iii) hereto, SAMG: (A) does not have any Subsidiaries; (B) does not own, directly or indirectly, any capital stock of or other equity interest or proprietary interest in any Person or in any other entity or enterprise; (C) does not serve as a general partner or limited partner of any partnership or as a managing member or member of any limited liability company; (D) is not an Affiliate of any other Person; (E) is not a party to any joint venture, profit-sharing, or similar agreement regarding the profitability or financial results of SAMG or the division of revenues or profits of SAMG and (F) does not own or have any Contract to acquire or dispose of any equity securities or other securities of any Person or any direct or indirect equity or ownership in any business.

(d)Regulatory Consents.  Except as listed on Schedule 4.3(d), no notices, reports or other filings are required to be made by SAMG with, and no Consents or registrations are required to be obtained by it from, any Governmental Authority or any Self‑Regulatory Organization in connection with the execution, delivery and performance of the Transaction Documents by it and the consummation by it of the transactions contemplated hereby and thereby.

(e)No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by SAMG does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i)Violate or conflict with the Organizational Documents of SAMG; or

(ii)Violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or require the consent of any party to, any term or provision of any Contract of or binding on SAMG, or result in the creation or imposition of any Lien on the properties or assets of SAMG.

(f)No Brokers or Finders.  SAMG has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the transactions contemplated hereby or thereby.

(g)Disclosure.  No representation or warranty by SAMG in this Agreement, nor any statement or certificate furnished or to be furnished by or on behalf of SAMG, or any Person acting on behalf of such a Person, to Seller or the Principals or their representatives in connection with or under this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.1.  Buyer’s Covenants.

(a)Further Actions.

(i)Each of Buyer, Silvercrest and SAMG shall, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations under the Transaction Documents and to consummate and make effective the transactions contemplated hereunder and thereunder.

(ii)Each of Buyer, Silvercrest and SAMG shall, as promptly as practicable:

(A)make, or cause to be made, all filings and submissions that it is required to make under Applicable Law to consummate the transactions contemplated by the Transaction Documents, and give reasonable undertakings required in connection therewith; and

(B)use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals and other Consents, if any, it needs to consummate the transactions contemplated by the Transaction Documents.

(iii)None of Buyer, Silvercrest or SAMG will take any action that would cause any of its representations or warranties in Article IV to become untrue.

(iv)Each of Buyer, Silvercrest and SAMG will coordinate and cooperate with the Seller and the Principals in exchanging the information and supplying the reasonable assistance requested by them in connection with the filings and other actions contemplated by Section 5.3(b).

(b)Further Assurances.  Following the Closing Date, each of Buyer, Silvercrest and SAMG shall from time to time execute and deliver such additional documents and take such other actions as Seller and the Principals reasonably request to confirm the rights and obligations under the Transaction Documents and render the transactions contemplated hereunder and thereunder effective.

(c)Compensation Pool.  For the period beginning on the Closing Date and ending on December 31, 2019, Buyer shall establish a compensation pool for the benefit of the employees and partners of Buyer designated by Buyer as supporting the Business (the “Compensation Pool”).  The Compensation Pool shall represent the maximum aggregate compensation, including benefits, of all employees and partners of Buyer designated by Buyer as supporting the Business, including the salaries of the Principals.  The amount of the Compensation Pool shall be equal to forty percent (40%) of the revenue sourced by the Business during such period (excluding revenues derived from Clients who are introduced to the Business after the Closing Date by Buyer, any of its Affiliates, or any third-party solicitor or other representative of Buyer or any of its Affiliates (other than the Principals and Transferred Employees or the portfolio management group of the Business)).  The Compensation Pool shall be paid out in accordance with the Buyer’s compensation policies in effect from time to time.  The allocation of the Compensation Pool among the employees and the partners of Buyer designated as supporting the Business shall be determined by the Principals, subject to the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).  This Section 5.1(c), including the amount of the Compensation Pool, may be amended by the written agreement of all of the parties hereto (or their successors in interest, if applicable).  Upon the fifth anniversary of the Closing Date, partners of Buyer designated as supporting the Business shall be eligible to participate in Buyer’s Portfolio Management Compensation Plan as it may be in effect at that time.

Section 5.2.  Mutual Covenants.

(a)Effect of Investigations.  No investigation by any of the parties before or after the date of this Agreement, or the provision of any documents, whether pursuant to this Agreement or otherwise will affect the representations and warranties of the parties in this Agreement or in any certificate delivered in connection with the Closing.

(b)Press Releases, Etc.  The parties will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related the Transaction Documents, or any of the transactions contemplated hereby or thereby and no such press release or other public disclosure will be made without the consent of the other, which will not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosures as are required by Applicable Law, including the Exchange Act, after using best efforts under the circumstances to consult in advance with the other party or parties (as applicable).

(c)Notification.  Each party will give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date; (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any material written notice or other material communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Transaction Documents, but no such disclosure will be deemed to prevent or cure any such breach of or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

Section 5.3.  Seller’s and the Principals’ Covenants.

(a)Conduct of Business.

(i)Except as expressly permitted by this Agreement or as otherwise consented to by Buyer in writing, from the date of this Agreement to the earlier of the termination of this Agreement and the Closing, Seller will:

(A)carry on its business in the ordinary course of business consistent with past practice; and

(B)use all commercially reasonable efforts to preserve intact its present business organization and relationships, keep available the present services of its employees and preserve its rights, franchises, goodwill and relations with its Clients, suppliers and others with whom it conducts business.

(ii)Except as expressly permitted by this Agreement, as stated in Schedule 5.3(a)(ii) or as otherwise consented to by Buyer in writing, from the date of this Agreement to the earlier of the termination of this Agreement and the Closing, Seller will not, and no Principal will permit Seller to:

(A)amend any Organizational Document of Seller, or take any other action affecting the Principals’ ownership rights in Seller;

(B)reduce, cap or waive, or agree to reduce, cap or waive, the fees payable by a Client under any Investment Contract;

(C)enter into or assume a Contract or Risk Management Instrument, or enter into or permit any amendment, supplement, waiver or other modification of a Contract or Risk Management Instrument, except (other than for an Investment Contract) in the ordinary course of business consistent with past practice;

(D)take any action impairing, terminating or waiving any of its rights in a Contract, Risk Management Instrument or assets (except in the ordinary course of business consistent with past practice);

(E)enter into any transactions with Affiliates or otherwise of a type within Section 3.1(l);

(F)merge or consolidate with, purchase substantially all the assets of, or otherwise acquire, a Person;

(G)incur Indebtedness;

(H)loan or advance funds;

(I)settle, compromise or cancel any debt owing to it (except in the ordinary course of business consistent with past practice and in the aggregate not exceeding $50,000 for Seller);

(J)hire any new employee;

(K)terminate an employee’s employment or change an employee’s duties;

(L)grant an employee an increase in their existing, or commit to provide additional, compensation or compensatory arrangements of any type (except increases granted to non-professional employees in the ordinary course of business consistent with past practice) or enter into or amend any agreement or commit to pay any severance, change of control or termination pay to any Person, or make any such payment other than as required by existing employment, severance or change of control agreements;

(M)Except as set forth on Schedule 5.3(a)(ii), adopt, amend, renew or terminate (or give notice of termination of) any Compensation and Benefit Plan or plan that would, upon adoption, be a Compensation and Benefit Plan;

(N)permit employees to conduct investment management, investment advisory, subadvisory or broker-dealer activities except (1) as part of their employment with Seller; (2) managing their own investments or the investments of family members or (3) as stated in Schedule 3.1(i)(iii);

(O)sell, transfer or otherwise dispose of a material asset;

(P)delay or postpone the payment of accounts payable and/or other liabilities, except in the ordinary course of business consistent with past practice, or accelerate or cause the acceleration of the collection or receipt of any accounts receivable, except in the ordinary course of business consistent with past practice;

(Q)expend, or commit to expend, funds for capital expenditures of more than $25,000 in the aggregate for Seller;

(R)enter into a new line of business unrelated to the Business;

(S)create, suffer the imposition of, permit to exist, or assume any Lien on any material asset;

(T)change accounting principles, policies, practices or related methodologies, except as required by GAAP in which case such change is described on Schedule 5.3(a)(ii)(T) or change any of its methods of reporting income and deductions for federal income Tax purposes, except as required by changes in Applicable Law in which case such change is described on Schedule 5.3(a)(ii)(T);

(U)settle or compromise any claim, action or proceeding involving any liability for money damages or any restrictions upon any of its operations or that may be precedential with respect to other claims, actions or proceedings that may involve such damages or restrictions;

(V)close any offices at which business is conducted or open any new offices;

(W)grant any Person a power of attorney or similar authority;

(X)terminate any of its existing property and casualty, errors and omissions, liability or any other insurance policies covering its business or permit any such policies to expire or terminate; or

(Y)agree or commit to take any of the actions in this Section 5.3(a)(ii).

(b)Further Actions.

(i)Each of the Seller and each of the Principals will, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill their obligations under the Transaction Documents and to consummate and make effective the transactions contemplated hereunder and thereunder, including to transfer to Buyer the Acquired Personal Goodwill and all customer lists, customer and supplier relationships, customer-based intangibles and other personal goodwill included therein.

(ii)Each of the Seller and each of the Principals will, as promptly as practicable:

(A)make, or cause to be made, the filings and submissions that they are required to make under Applicable Law to consummate the transactions contemplated by the Transaction Documents, and give reasonable undertakings required in connection therewith;

(B)use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals and Consents (other than those Consents covered in paragraph (C) below), if any, needed to consummate the transactions contemplated by the Transaction Documents; and

(C)use all commercially reasonable efforts to obtain, or cause to be obtained, the other Consents needed to assign or transfer the Investment Contracts in accordance with Section 5.3(e).

(iii)Neither Seller nor any Principal will take any action that would cause any of the representations or warranties in Article III to become untrue or result in any of the conditions to the Closing set forth in Section 6.1 or Section 6.2 not being satisfied.

(iv)Seller and each Principal will coordinate and cooperate with Buyer in exchanging the information and supplying the reasonable assistance requested by Buyer in connection with the filings and other actions contemplated by Section 5.1(a).

(v)Seller shall use its reasonable best efforts to cooperate with Buyer to ensure that the consummation of the transactions contemplated by the Transaction Documents will not result in any transaction prohibited pursuant to Section 406 of ERISA or Section 4975 of the Code that is not subject to an applicable exemption.

(c)Non-Solicitation with respect to Transaction.

(i)From the date of this Agreement to the earlier of the termination of this Agreement and the Closing, Seller and each of the Principals will not (and will ensure that their respective representatives and Affiliates do not directly or indirectly):

(A)solicit, encourage or entertain inquiries or proposals for;

(B)initiate or participate in discussions or negotiations with any Person concerning;

(C)enter into any agreement with respect to; or

(D)provide any Person with non-public information in connection with;

an acquisition of all or some of Seller’s assets, an acquisition of an equity interest in Seller (including from any Principal), or a merger or business combination involving Seller, except as contemplated by the Transaction Documents (“Acquisition Proposal”).

(ii)From the date of this Agreement to the earlier of the termination of this Agreement and the Closing, Seller and the Principals will notify Buyer (and will ensure that their representatives and Affiliates notify Buyer) promptly, and in any event within one (1) Business Day, if:

(A)they receive an Acquisition Proposal (including the terms of an Acquisition Proposal);

(B)a Person requests information from them relating to an actual or potential Acquisition Proposal; or

(C)a Person seeks to initiate negotiations or discussions reasonably likely to result in an Acquisition Proposal.

(iii)Seller and each of the Principals will (and will ensure that their representatives and Affiliates) immediately end any activities (including discussions or negotiations with any Persons) conducted before the date of this Agreement with respect to an Acquisition Proposal and use all commercially reasonable efforts to have these Persons promptly return materials that Seller, any Principal or any of their representatives or Affiliates gave them.

(iv)Seller and each of the Principals will not (and will ensure that their representatives and Affiliates do not) amend, waive or terminate, or otherwise release a Person from, a standstill, confidentiality or similar agreement relating to Seller or the Business.

(d)Restrictive Covenants.

(i)Acknowledgements.  Each of Seller and each of the Principals acknowledges that: (A) the Acquired Assets, Acquired Personal Goodwill and the Business include confidential information that Buyer is acquiring through the transactions contemplated by the Transaction Documents (“Confidential Information”) consisting of any and all (1) trade secrets or other Intellectual Property of Seller; (2) nonpublic information concerning Seller’s products and Clients; (3) information concerning the Acquired Assets, Acquired Personal Goodwill and the Business, however documented and (4) notes, analysis, compilations, studies, summaries, working papers or other materials prepared by or for Seller containing, based on, in whole or in part, or derived from any information included in clauses (1), (2) or (3) above; (B) the products and services comprising the Business are, or may be, marketed throughout the United States and internationally; (C) Buyer competes with other businesses that are or could be located in any part of the United States or internationally; (D) Buyer has required the covenants set forth in this Section 5.3(d) as a condition to Buyer entering into this Agreement; (E) the covenants set forth in this Section 5.3(d) are reasonable and necessary to protect and preserve the Acquired Assets, Acquired Personal Goodwill and the Business; (F) Buyer and the Business will be irreparably harmed and damaged if the covenants in this Section 5.3(d) are breached; (G) the business in which Buyer engages is intensely competitive; (H) Buyer’s present and future business relationships with its clients are and will continue to be of a type which normally continue unless interfered with by others; and (I) Buyer enjoys client goodwill developed by, among others, Seller and the Principals with respect to Clients.

(ii)Confidentiality.  Each of Seller and each of the Principals agree that, except as otherwise provided in this Section 5.3(d)(ii), from and after the Closing, none of them will, at any time, disclose to any Person (other than the Principals’ counsel, accountants, financial advisors and other representatives on a “need to know” basis) or use for his own account or for the benefit of any third party any Confidential Information, whether he has such information in memory or embodied in a writing or other physical form, without Buyer’s prior written consent, unless and to the extent that (A) the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the fault of Seller or any Principal or the fault of any other Person bound by a duty of confidentiality to Buyer or Seller or any Principal; (B) the public disclosure thereof is required by a court of competent jurisdiction or otherwise by Applicable Law or (C) the disclosure thereof is necessary in connection with the enforcement of this Agreement.  If Seller or a Principal becomes legally compelled to disclose any Confidential Information, Seller or such Principal shall (1) provide Buyer with prior written notice (to the extent not prohibited under Applicable Law) of the need for such disclosure and the required content of such disclosure; (2) if disclosure is required, furnish only that portion of the Confidential Information which, in the written opinion of legal counsel, is legally required and (3) reasonably cooperate with Buyer, at Buyer’s request and sole expense, to enable Buyer to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.  As requested by Buyer, Seller and the Principals agree to deliver to Buyer at any time at or following the Closing any or all Confidential Information, whether in hardcopy, electronic, disk or other form, that may be in Seller’s or the Principals’ possession or control.  The obligations in this Section 5.3(d)(ii) shall survive the Closing indefinitely.

(iii)Non-Compete.  For and in consideration of his or its share of the Aggregate Closing Purchase Price and the Earnout Payments, if any, to be received under this Agreement in connection with the sale of the Acquired Assets and the Acquired Personal Goodwill, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and each of the Principals agrees that, during the Non-Compete Period, it or he shall not, directly or indirectly, through Seller or otherwise, whether for its or his own account or the account of another Person (other than Buyer or Buyer’s Affiliates), invest in, own, manage, operate, finance, control, be employed by, or participate in the ownership, management, operations, financing or control of, lend its or his name or a similar name to, lend its or his credit to, render services or advice to, or otherwise assist, any Person (other than Buyer or Buyer’s Affiliates) that provides Investment Services; provided, however, that in the event that a court of competent jurisdiction issues a final, non-appealable judgment finding that Buyer has breached this Agreement as a result of Buyer’s failure to pay any of the Earnout Payments to the Principals in accordance with Section 2.10, then each Principal that the Buyer so failed to pay shall be relieved of the covenants set forth in this Section 5.3(d)(iii) and the Non-Compete Period shall terminate with respect to such Principal.

(iv)Non-Solicitation.  For and in consideration of his or its share of the Aggregate Closing Purchase Price and the Earnout Payments, if any, to be received under this Agreement in connection with the sale of the Acquired Assets and the Acquired Personal Goodwill, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and each of the Principals agrees that, during the Non-Solicitation Period, Seller and such Principal shall not, directly or indirectly, through Seller or otherwise, whether for its or his own account or the account of another Person:

(A)solicit, hire or employ, or otherwise engage (or assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor or otherwise, any employee of Buyer;

(B)solicit (or assist any other Person in soliciting) the business of, or provide (or assist any other Person (except Buyer) in providing) Investment Services to, any Client or other client of Buyer or any of Buyer’s Affiliates; or

(C)otherwise induce or attempt to induce (or assist any other Person in inducing) any Client or other client of Buyer or person with whom the Principal has a customer relation to cease doing business with, or not to do business with, Buyer, or in any way interfere with the relationship between any Client or any other client of Buyer or any of Buyer’s Affiliates.

(v)Reasonable Covenants.  Seller and each of the Principals agree that each of the covenants set forth in this Section 5.3(d) is reasonable with respect to its scope, duration and geographic area.

(vi)Severability of Covenants.  If any of the covenants set forth in this Section 5.3(d) are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area will be effective, binding and enforceable.

(vii)Remedies.  Seller and each of the Principals acknowledge that in the event of a breach of Section 5.3(d) by Seller or any Principal, money damages would be inadequate and Buyer would have no adequate remedy at law.  Accordingly, Seller and the Principals agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor with respect to any such breach, to enforce its rights and Seller’s and the Principals’ obligations under this Agreement not only by an action or actions for damages under this Agreement but also by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.  Without limiting the foregoing, in the case of a breach or threatened breach of Section 5.3(d), in addition to a claim for any Losses under Article VIII (Indemnification), Buyer shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach, or otherwise to enforce specifically the provisions, of Section 5.3(d) (it being agreed that money damages alone will be inadequate to compensate Buyer and will be an inadequate remedy for such a breach or threatened breach).

(e)Client Consents.

(i)With respect to each Client whose Investment Contract requires written consent of the Client in order to effectuate an assignment of the Investment Contract (an “Affirmative Consent Client”), within three (3) Business Days following the date of this Agreement, Seller shall mail (via regular mail) to each such Client a notice in the form of Exhibit G-1.  With respect to any Client whose Investment Contract does not require written consent of the Client in order to effectuate an assignment of the Investment Contract (a “Negative Consent Client”), within three (3) Business Days following the date of this Agreement, Seller shall mail (via regular mail) to each such Client a notice in the form of Exhibit G-2 (the “Initial Notice”).  With respect to any Negative Consent Client who has not signed and returned to Seller a copy of the Initial Notice within twenty (20) days of mailing of such notice, Seller shall mail (via regular mail) to each such Negative Consent Client a notice in the form of Exhibit H not less than twenty (20) days after delivery of the Initial Notice and at least twenty (20) days prior to the Closing.

(ii)An Affirmative Consent Client properly receiving a notice pursuant to Section 5.3(e)(i) shall be treated as having given a Client Consent if it signs and returns to Seller a copy of the notice in the form of Exhibit G-1, provided such Client does not give any of the indications set forth in Section 5.3(e)(iii)(C).  A Negative Consent Client properly receiving notices pursuant to Section 5.3(e)(i) shall be treated as having given a Client Consent if it does not sign and return to Seller a copy of the notice in the form of Exhibit G-2 or Exhibit H, if (1) the notices described in Section 5.03(e)(i) have been sent to such Negative Consent Client in the timeframes required and (2) before the Business Day immediately preceding the Closing Date, such Negative Consent Client has not (w) affirmatively refused to Consent to the assignment of its Investment Contract, (x) terminated its Investment Contract, (y) withdrawn all of its AUM or

(z) informed Seller, orally or in writing, that it intends to take any of the actions described in clauses (w), (x) or (y).

(iii)Seller shall take all commercially reasonable steps to keep Buyer informed of the status of obtaining the Client Consents required by this Section 5.3(e), including:

(A)maintaining a written log of all communications (including oral) with Clients in connection with seeking Client Consents, stating in reasonable detail the nature and substance of the communications (including any matter of the sort referred to in Section 5.3(e)(iii)(C)), and make the log available to Buyer at least weekly and any time upon reasonable notice;

(B)giving Buyer copies of substantive correspondence between Seller and Clients, or Clients’ representatives or counsel, relating to the Consent solicitation provided for in this Section 5.3(e) within three (3) Business Days of receiving it;

(C)informing Buyer of any indication by a Client (whether orally or in writing) as soon as practicable and in any event no later than one (1) Business Day after receiving such indication, that the Client will: (1) refuse Consent to the assignment of its Investment Contract or subadvisory contract; (2) terminate its Investment Contract or subadvisory contract; (3) withdraw more than 10% of its AUM under Seller’s management; or (4) put its account up for bid; and

(D)delivering to Buyer, promptly on Buyer’s request from time to time, copies of the executed Client Consents and making the originals available for inspection.

(f)Access and Information.  From the date of this Agreement to the Closing, subject to the terms and conditions of the Confidentiality Agreement, Seller and each of the Principals shall give to Buyer and its Affiliates and their respective accountants, counsel and other representatives full access during normal business hours to Seller’s offices, properties, Books and Records and personnel, and give them, or give them access to, the documents, financial data, records and information with respect to Seller and the Business as Buyer from time to time reasonably requests.

(g)Further Assurances.  Following the Closing Date, each of Seller and each of the Principals shall from time to time execute and deliver such additional documents and take such other actions as Buyer reasonably requests to confirm the rights and obligations in the Transaction Documents and render the transactions contemplated hereunder and thereunder effective.

(h)Closing Condition Certificate.

(i)Three (3) Business Days prior to the proposed Closing Date, Seller shall prepare and deliver to Buyer a certificate setting forth an estimate of the cash held by Seller as of the Closing Date (the “Closing Condition Certificate”), which shall quantify in reasonable detail the items constituting such estimate and shall contain detailed evidence supporting such estimate.

(ii)If the Closing Condition Certificate shows that the condition set forth in Section 6.2(i) has not been met, the Closing shall not occur until another Closing Condition Certificate is delivered which shows that the condition set forth in Section 6.2(i) has been met.

(iii)If the Closing Condition Certificate shows that the condition set forth in Section 6.2(i) has been met, Seller shall make available to Buyer all work papers and records used in the preparation of the Closing Condition Certificate, and Buyer shall have the right to review such papers and records and discuss the Closing Condition Certificate with Seller.

(i)Employee Matters.

(i)Buyer shall offer to hire, as of the Closing, those employees of Seller identified on Schedule 5.3(i) (the “Transferred Employees”) in accordance with Buyer’s normal hiring process, policies and procedures.

(ii)Within ten (10) days after the date of this Agreement (and, in any event, prior to the Closing), Seller shall request those employees of Seller identified by Buyer to execute and deliver one or more of the following agreements (as determined by Buyer):  (i) an intellectual property assignment agreement; (ii) a non-solicitation agreement; (iii) a confidentiality agreement; and/or (iv) an offer letter or other agreement, in each case in a form acceptable to Buyer.  In the event that any such employee does not promptly execute and deliver any such agreement, Seller shall discuss with such employee the reasons for such request and the importance thereof prior to the Closing Date.

(iii)Nothing in this Section 5.3(i) is intended, or shall be construed, as an employment agreement with respect to any employee of any Seller or to grant any such employee any right of continued employment other than on an “at will” basis.

(iv)Buyer shall not assume any of the Compensation and Benefit Plans.  Seller shall remain liable and responsible for any and all liabilities and obligations arising under the Compensation and Benefit Plans, whether such liabilities or obligations arise before, on or after the Closing Date.  On or prior to the Closing Date, Seller shall pay to each of the Transferred Employees the amount of base salary and benefits due to such Transferred Employee for the period from the last payroll payment date to the Closing Date and will pay any related payroll taxes.  If any personnel records are retained by Seller as Excluded Assets as contemplated in Section 2.2 of this Agreement, Seller shall deliver copies of such records to Buyer prior to the Closing.

(j)Use of Name.  As of and following the Closing Date, Seller shall cease and discontinue promptly any and all uses of the name “Jamison, Eaton & Wood” except that

Seller may maintain its existing corporate name for purposes of carrying on its internal corporate affairs and maintaining its corporate existence so long as it does not engage in any business other than carrying on its internal corporate affairs and as are necessary to maintain its corporate existence.

ARTICLE VI.

CONDITIONS PRECEDENT TO THE CLOSING

Section 6.1.  Conditions to Each Party’s Obligations.  The obligations of Seller and the Principals, on the one hand, and Buyer, Silvercrest and SAMG, on the other hand, to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a)No Injunction, etc.  No court or other Governmental Authority has issued an order, injunction, decree or judgment, and there is no action or proceeding pending before a court or other Governmental Authority, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by the Transaction Documents.  No court or other Governmental Authority has promulgated, entered or issued, or determined to be applicable to this Agreement, any Applicable Law making the consummation of the transactions contemplated by the Transaction Documents illegal, and no proceeding with respect to the application of any such Applicable Law is pending.

(b)Governmental Approvals.  Any Governmental Approvals required to be made or obtained in connection with executing and delivering this Agreement or consummating the transactions contemplated by the Transaction Documents have been made or obtained, on terms acceptable to the party obtaining the Governmental Approval (or whose Affiliate obtained the Governmental Approval).

Section 6.2.  Conditions to Buyer’s Obligations.  The obligations of Buyer, Silvercrest and SAMG to consummate the transactions contemplated by the Transaction Documents are also subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a)Representations Concerning Seller.  The representations and warranties concerning Seller in Section 3.1:

(i)were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date); and

(ii)are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)), in each case without giving effect to qualifications as to materiality in those representations and warranties.

(b)Representations Concerning the Principals.  The representations and warranties concerning the Principals in Section 3.2:

(i)were true and correct as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct as of such date); and

(ii)are repeated and are true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)).

(c)Performance.  Seller and each of the Principals have duly performed and complied in all material respects with the obligations and conditions that it or he must comply with under this Agreement by or before Closing.

(d)Closing Date Revenue.  The Closing Date 2015 Pro Forma Revenue shall be equal to or greater than eighty percent (80%) of Base 2015 Pro Forma Revenue; provided, that if all of the conditions of the parties to the consummation of the Transactions contemplated by the Transaction Documents have been satisfied other than the condition in this Section 6.2(d) or Clients representing more than twenty percent (20%) of Base 2015 Pro Forma Revenue have taken any of the actions listed in Section 5.3(e)(iii)(C) (or informed Seller, orally or in writing, that they intend to take any of these actions), then the parties agree to negotiate in good faith to revise the economic terms of this Agreement to reflect the state of the Business (giving effect to such loss of Clients and revenue), and, if the parties are unable to reach an agreement within thirty (30) days after the date on which all conditions to the obligations of the parties to consummate the Transactions contemplated by the Transaction Documents, other than the condition in this Section 6.2(d), have been satisfied, then Buyer or Seller may terminate this Agreement in accordance with Section 7.1 by providing written notice to the other at any time after the end of such thirty (30) day period.

(e)Other Consents.  The Consents listed in Schedule 6.2(e) have been made or obtained, which Consents may include the Consent of one or more Governmental Authorities or Self-Regulatory Organizations.

(f)Opinion of Counsel.  Buyer has received an opinion, addressed to it and dated the Closing Date, of McElroy, Deutsch, Mulvaney & Carpenter LLP, special counsel to Seller and the Principals, in the form of Exhibit I.

(g)Tax Certificate.  Seller and each Principal has delivered to Buyer on the Closing Date a non-foreign affidavit reasonably satisfactory to Buyer stating that Seller and the

Principals are each not a “foreign person” under section 1445(a) of the Code and an IRS Form W-9.

(h)Closing Deliverables.  Seller and the Principals shall have delivered to Buyer each of the items set forth in Sections 2.11(c) and (d).

(i)Closing Cash Target.  Seller shall have an amount of cash on the Closing Date that is equal to or greater than the Closing Cash Target.

(j)No Material Adverse Effect. Since the date of this Agreement, Seller shall have not suffered a Material Adverse Effect and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Seller.

(k)Certificates.  Seller and the Principals shall have delivered to Buyer the Closing Condition Certificate, Estimated Closing Certificate and a certificate, dated as of the Closing Date, jointly and severally certifying the matters in Sections 6.2(a), (b) and (c).

(l)Organizational Documents.  Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller attaching (i) copies of the Certificate of Incorporation of Seller as in effect on the Closing Date, including all amendments thereto, certified by the Secretary of State of the State of New Jersey; (ii) a certificate from the Secretary of State of the State of New Jersey to the effect that Seller is in good standing in such jurisdiction and listing all Organizational Documents of Seller on file; (iii) a copy of the by-laws of Seller and (iv) copies of the resolutions of the board of directors and shareholders of Seller approving the transactions contemplated by this Agreement.

(m)Release.  Each of the Principals shall have executed and delivered to Buyer, Seller and each other a Release in the form attached hereto as Exhibit J.

(n)Financial Statements.  Seller shall have delivered to Buyer a reviewed consolidated balance sheet of Seller dated December 31, 2014, and the related reviewed consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended.  Furthermore, Seller shall have delivered to Buyer a compiled consolidated balance sheet of Seller dated as of the last day of the month immediately preceding the month in which the Closing Date occurs, and the related compiled consolidated statements of income, stockholders’ equity and cash flows for the period then ended.

(o)Books and Records.  Except for books and records that are Excluded Assets, Seller shall have delivered to Buyer (or made available to Buyer at Seller’s office in Bedminster, New Jersey) all Books and Records relating to the Business or a copy of any books and records required by Applicable Law to be retained by Seller.

Section 6.3.  Conditions to Seller’s and the Principals’ Obligations.  Seller’s and the Principals’ obligations to consummate the transactions contemplated by the Transaction Documents are also subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a)Representations.  Buyer’s, Silvercrest’s and SAMG’s respective representations and warranties in Article IV:

(i)were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date); and

(ii)are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which shall be so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)), in each case, without giving effect to any qualifications as to materiality in those representations and warranties.  Buyer has delivered to Seller a certificate, dated the Closing Date, certifying the matters in this Section 6.3(a).

(b)Performance.  Each of Buyer, Silvercrest and SAMG has duly performed and complied in all material respects with its obligations and conditions that it must comply with under this Agreement by or before Closing.  Buyer has delivered a certificate to Seller, dated the Closing Date, certifying the matters in this Section6.3(b).

(c)Closing Deliverables.  Buyer, Silvercrest and SAMG shall have delivered the items set forth in Sections 2.11(a) and (b).

(d)No Material Adverse Effect. Since the date of this Agreement, neither Buyer, Silvercrest nor SAMG shall have suffered a Material Adverse Effect and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Buyer, Silvercrest or SAMG.

ARTICLE VII.

TERMINATION

Section 7.1.  Termination.  This Agreement may be terminated before the Closing Date:

(a)by the written agreement of Buyer and Seller;

(b)by Buyer by written notice to Seller, on the one hand, or by Seller by written notice to Buyer, on the other hand, at any date or time after 5:00p.m., New York City time, on the date that is three (3) months after the date of this Agreement if the Closing has not occurred by then (unless due to a material breach of this Agreement by Buyer, if Buyer is seeking to terminate, or by Seller or a Principal, if Seller is seeking to terminate), unless this date is extended by the mutual written consent of Buyer and Seller;

(c)by Buyer or Seller in accordance with Section 6.2(d);

(d)by Buyer if a Principal or Seller has materially breached any of his or its representations, warranties or obligations in this Agreement and (if not a willful breach) has not cured such breach within ten (10) Business Days of receiving notice of the breach, provided that Buyer, Silvercrest and SAMG have performed and complied, in all material respects, with their respective representations, warranties and obligations required by this Agreement to have been performed or complied with before this time (it being understood and acknowledged that the truthfulness and accuracy of Seller’s and each of the Principal’s representations and warranties and the fulfillment of their obligations under this Agreement shall be determined without giving effect to any materiality or Material Adverse Effect qualifier contained therein or notification made by Seller or any Principal in accordance with Section 5.2(c)); and

(e)by Seller, if Buyer, Silvercrest or SAMG has materially breached any of its representations, warranties or obligations in this Agreement and (if not a willful breach) has not cured this breach within ten (10) Business Days of receiving notice of the breach, provided that the Principals and Seller have performed and complied, in all material respects, with their representations, warranties and obligations required by this Agreement to have been performed or complied with before this time (it being understood and acknowledged that the truthfulness and accuracy of Buyer’s, Silvercrest’s and SAMG’s respective representations and warranties and the fulfillment of its obligations under this Agreement shall be determined without giving effect to any materiality or Material Adverse Effect qualifier contained therein or notification made by Buyer, Silvercrest or SAMG in accordance with Section 5.2(c)).

Section 7.2.  Effect of Termination.  If this Agreement is terminated in accordance with Section 7.1, it shall become void and have no effect, without any obligation or liability to any Person in respect of the Agreement or of the transactions contemplated by the Transaction Documents on the part of any party, or a party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners or Affiliates, except that the provisions of this Section 7.2, Section 5.2(b), Article IX and the Confidentiality Agreement shall remain in full force and effect and shall survive any termination of this Agreement and except that each party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1.  Indemnification by Seller and the Principals.

(a)Subject to the limitations set forth in this Article VIII, following the Closing each of Seller and each of the Principals will jointly and severally indemnify, defend and hold harmless Buyer and each of its Affiliates (and their respective officers, directors, employees, shareholders, members, successors, assigns, legal representatives and heirs) (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(i)any breach of, or inaccuracy in, any representation or warranty when made or deemed made by Seller or any Principal in this Agreement or in any other Transaction Document (in each case, (A) as such representation or warranty would read if all qualifications as to Principals’ Knowledge were deleted therefrom and (B) it being understood and agreed that an inaccuracy or breach of a representation or warranty shall be determined without giving effect to any notification made by Seller or any Principal in accordance with Section 5.2(c));

(ii)any breach, violation or non-fulfillment of any covenant or agreement of Seller or any Principal, including under this Article VIII, in or pursuant to this Agreement or in any other Transaction Document (in each case, it being understood and agreed that the breach, violation or non-fulfillment of a covenant or agreement shall be determined without giving effect to any notification made by Seller or any Principal in accordance with Section 5.2(c));

(iii)any fraud of Seller or any of the Principals;

(iv)any Excluded Assets or Excluded Liabilities; or

(v)any assets of any Principal, other than the Acquired Personal Goodwill, or any liabilities or obligations of any Principal.

(b)Seller and the Principals will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 8.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $75,000 (at which point Seller and the Principals will indemnify the Buyer Indemnified Persons for all such Losses, including those below $75,000), and the aggregate liability in respect of claims for indemnification pursuant to Section 8.1(a)(i) will not exceed the sum of the Aggregate Closing Purchase Price and the Earnout Payments; provided, however, that the foregoing limitations will not apply to (i) claims for indemnification pursuant to Section 8.1(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1(a), (b), (d), (e), (r), (t) or (aa) or Section 3.2; (ii) the certificates delivered to Buyer pursuant to Section 6.2(k) and (iii) claims based upon fraud or intentional misrepresentation.  Claims for indemnification pursuant to any other provision of Section 8.1(a) are not subject to the monetary limitations set forth in this Section 8.1(b).

Section 8.2.  Indemnification by Buyer.

(a)Subject to the limitations set forth in this Section 8.2, Buyer will indemnify, defend and hold harmless the Principals and Seller and its Affiliates (and their respective officers, directors, employees, shareholders, members, successors, assigns, legal representatives and heirs) (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)any breach of, or inaccuracy in, any representation or warranty when made or deemed made by Buyer, Silvercrest or SAMG in this Agreement or in any other Transaction Document (in each case, (A) as such representation or warranty would read if all qualifications as to Buyer’s Knowledge were deleted therefrom and (B) it being understood and agreed that an inaccuracy or breach of a representation or warranty shall be determined without giving effect to any notification made by Buyer in accordance with Section 5.2(c));

(ii)any breach, violation or non-fulfillment of any covenant or agreement of Buyer, Silvercrest or SAMG, including under this Article VIII, in or pursuant to this Agreement or in any other Transaction Document (in each case, it being understood and agreed that the breach, violation or non-fulfillment of a covenant or agreement shall be determined without giving effect to any notification made by Buyer in accordance with Section 5.2(c)); or

(iii)any fraud of Buyer, Silvercrest or SAMG.

(b)Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 8.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds $75,000 (at which point Buyer will indemnify the Seller Indemnified Persons for all such Losses, including those below $75,000), and Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) will not exceed $1,000,000; provided, however, that the foregoing limitations will not apply to (i) claims for indemnification pursuant to Section 8.2(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 4.1(a), (b), (d) or (e), Sections 4.2(a), (b), (c), (e) and (f), and Sections 4.3(a), (b), (c), (e) and (f) or (ii) claims based upon fraud or intentional misrepresentation.  Claims for indemnification pursuant to any other provision of Section 8.2(a) are not subject to the limits set forth in this Section 8.2(b).

Section 8.3.  Survival.  Each of the representations and warranties in this Agreement shall survive the Closing for a period of thirty-six (36) months following the Closing Date; provided, however, that (a) the representations and warranties in Sections 3.1(a), (b), (d), (e), and (aa), Section 3.2, Sections 4.1(a), (b), (d) or (e), Sections 4.2(a), (b), (c), (e) and (f), and Sections 4.3(a), (b), (c), (e) and (f) or in any certificate delivered pursuant to this Agreement and related thereto shall survive the Closing indefinitely and (b) the representations and warranties in Sections 3.1(r) and (t) or in any certificate delivered pursuant to this Agreement and related thereto shall survive the Closing until the end of the applicable statute of limitations (including any extensions thereof).  All covenants set forth in this Agreement shall survive the Closing indefinitely unless they expire earlier in accordance with the express terms of this Agreement.  No claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnified Party unless notice of such claim, lawsuit or other proceeding is given to the Indemnifying Party in accordance with Section 8.4 prior to the end of the applicable survival period set forth in this Section.

Section 8.4.  Third Party Claims.

(a)Notice of Claim.  If any third party notifies an Indemnified Party with respect to any matter which may give rise to Losses for which indemnification may be sought pursuant to Section 8.1 or Section 8.2, as the case may be (a “Third Party Claim”), against Buyer, on the one hand, or Seller and the Principals, on the other hand (an “Indemnifying Party”), under this Section 8.4, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 8.4, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.4(a).  In addition, the Indemnifying Party will have the right to assume the defense of such Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer, subject to the limitations contained in Section 8.1(b) or Section 8.2(b), resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (v) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, suit or proceeding and (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests.  The Indemnified Party may retain separate co‑counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co‑counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (ii) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Applicable Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)Indemnified Party’s Control.  If the Indemnifying Party does not deliver to the Indemnified Party the notice contemplated by Section 8.4(b) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 8.4(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend the Third Party Claim in a good faith and reasonable manner, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.4, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in Section 8.1 or Section 8.2, as applicable.

(e)Consent to Jurisdiction Regarding Third Party Claim.  Buyer, Seller and each of the Principals, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 9.3 are incorporated herein by reference, mutatis mutandis.

Section 8.5.  Treatment of Materiality.  For purposes of this Article VIII, in determining whether there has been any breach of any representation or warranty, or the amount of any Losses related to a breach of a representation or warranty, such representations and warranties shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein, and any breach thereof as so read shall be indemnifiable hereunder, subject to the limitations set forth in this Article VIII.

Section 8.6.  Indemnification Purchase Price Adjustment; Insurance.  Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Aggregate Purchase Price for Tax purposes, unless otherwise required by Applicable Law.  Payments pursuant to this Article VIII in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that no party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article VIII and that, promptly after the realization of any insurance proceeds, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

Section 8.7.  Set-Off.  Buyer can set off against any amounts that it must pay to a Seller Indemnified Person under this Agreement or any other Transaction Document, including the Seller Note, any amounts that the Seller Indemnified Person must pay to Buyer under this Agreement or any other Transaction Document.

Section 8.8.  Waiver of Rights to Subrogation.  Neither Seller nor any Principal shall be entitled to, and Seller and each Principal hereby irrevocably waives any right to, subrogation to Buyer with respect to any liability of Seller or such Principal that may arise under or pursuant to the Transaction Documents, whether, with respect to any Principal, in such person’s capacity as a member, director, officer, employee or agent of Seller.

Section 8.9.  Investigation.  The right to indemnification and all other remedies based upon any representation, warranty, covenant or agreement contained in this Agreement shall not be limited, diminished or otherwise affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the Closing and regardless of whether such knowledge came from Buyer, Silvercrest, SAMG, Seller, the Principals or their respective representatives or any other Person, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

ARTICLE IX.

MISCELLANEOUS

Section 9.1.  Waivers.  Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

Section 9.2.  Modifications.  Except as otherwise expressly provided in this Agreement, neither this Agreement (including any Schedules hereto) nor any term hereof (or thereof) may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the written agreement of all of the parties hereto (or their successors in interest, if applicable).

Section 9.3.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(b)Except as set forth in Section 8.4(e), each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Transaction Documents shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(c).

Section 9.4.  Notices.

(a)All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

(i)If to Buyer, Silvercrest or SAMG, to:

c/o Silvercrest Asset Management Group LLC

1330 Avenue of the Americas, 38th Floor

New York, NY 10019

Facsimile:(212) 649-0625

Attention:General Counsel

with a copy to:

Morgan Lewis & Bockius, LLP

399 Park Avenue

New York, New York 10022

Facsimile: (212) 702-3625

Attention:Floyd I. Wittlin, Esq.

(ii)If to Seller or a Principal, to:

Jamison, Eaton & Wood, Inc.

135 Route 202/206, Suite 10

Bedminster, New Jersey 07921

Facsimile:(908) 532-0193

Attention:Keith Wood

with a copy to:

McElroy, Deutsch, Mulvaney & Carpenter LLP

One Hovchild Plaza, 4000 Rt. 66, 4th Floor

Tinton Falls, NJ  07753

Facsimile:(732) 922-2702

Attention: James D. Ray

(b)All notices and other communications required or permitted under this Agreement which are addressed as provided in Section 9.4(a), (i) if delivered personally against proper receipt shall be effective upon delivery; (ii) if sent via facsimile shall be effective upon the date of dispatch if confirmation of transmission is provided and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt.  The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 9.4.

Section 9.5.  Entire Understanding; No Third Party Beneficiaries.  This Agreement, the other Transaction Documents and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made.  Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto or their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.6.  Assignability.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party to any other Person (whether by operation of law or otherwise) without the written consent of the other parties and any purported assignment in violation of this Section 9.6 shall be void ab initio; provided, that this Agreement (including the rights, interests and obligations hereunder) may be assigned by Buyer to any Affiliate of Buyer or by operation of any consolidation or merger of Buyer and any of its Affiliates.

Section 9.7.  Severability.  The invalidity or unenforceability of any particular nonmaterial provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting such invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by Applicable Law, by omitting such invalid or unenforceable provision.  If any material provision of this Agreement is determined by a court or regulatory body to be invalid or unenforceable, then the parties shall use their best efforts to address the implications of such invalidity or unenforceability so as to preserve the essential understanding of the parties with respect hereto.

Section 9.8.  Expenses Incident to this Agreement.  Except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated by the Transaction Documents and the preparation and carrying out of the Transaction Documents and the transactions contemplated hereby and thereby.  For the avoidance of doubt, Seller shall bear all expenses incurred in connection with the preparation of the Financial Statements or relating to the procurement of Client Consents.

Section 9.9.  Taxes.  Seller shall pay, when due, all Transfer Taxes and recording charges and fees, if any, in connection with the transactions effected pursuant to this Agreement.

Section 9.10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The signature pages hereto may be transmitted by facsimile or .pdf, and if so transmitted, shall constitute originals.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

SILVERCREST ASSET MANAGEMENT GROUP LLC

By:
Name:
Title:

SILVERCREST L.P.

By:
Name:
Title:

SILVERCREST ASSET MANAGEMENT GROUP INC.

By:
Name:
Title:

[Signatures continue on next page]

JAMISON, EATON & WOOD, INC.

By:
Name:
Title:

Keith Wood

Ernest Cruikshank, III

William F. Gadsden

Frederick E. Thalmann, Jr.